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EXHIBIT 10.31

ASSET AND STOCK PURCHASE AGREEMENT
Between
COVANCE INC.
and
COVANCE CLINICAL AND PERIAPPROVAL SERVICES LTD.
and
FISHER SCIENTIFIC INTERNATIONAL INC.
Dated as of December  21, 2000

i

ii

iii

    ASSET AND STOCK PURCHASE AGREEMENT, dated as of December 21, 2000, between COVANCE INC., a Delaware corporation (the "Parent") and COVANCE CLINICAL AND PERIAPPROVAL SERVICES LTD., a company incorporated in England and Wales ("CCPS") (the Parent and CCPS together referred to as the "Sellers"), and Fisher Scientific International Inc., a Delaware corporation (the "Purchaser").

W I T N E S S E T H:

    WHEREAS, the Parent owns all the issued and outstanding shares (the "U.S. Shares") of common stock, $0.01 par value per share (the "U.S. Common Stock"), of Covance Pharmaceutical Packaging Services Inc., a Pennsylvania corporation (the "U.S. Company"); and

    WHEREAS, the Parent owns all the shares (the "Swiss Shares"), at a nominal value of CHF 500 per share (the "Swiss Capital Stock"), of Covance Pharmaceutical Packaging Services AG, a company organized under the laws of Switzerland (the "Swiss Company"); and

    WHEREAS, the U.S. Company, the Swiss Company and CCPS are engaged in providing integrated contract pharmaceutical packaging services for clinical trials (the "Business"); and

    WHEREAS, upon the terms and subject to the conditions set forth herein, the Purchaser desires to purchase the U.S. Company through a subsidiary of the Purchaser organized in Delaware (the "U.S. Purchaser"), the Swiss Company through a subsidiary of the Purchaser organized in Switzerland (the "Swiss Purchaser") and the relevant assets of CCPS through one or more subsidiaries of the Purchaser (subject to Section 7.10(f)) (together, the "UK Purchaser") (the Purchaser, the U.S. Purchaser, the Swiss Purchaser and the UK Purchaser together referred to as the "Purchasers").

    WHEREAS, the Parent desires to sell to the U.S. Purchaser, and the Purchaser desires to cause the U.S. Purchaser to purchase from the Parent, the U.S. Shares, upon the terms and subject to the conditions set forth herein; and

    WHEREAS, the Parent desires to sell to the Swiss Purchaser, and the Purchaser desires to cause the Swiss Purchaser to purchase from the Parent, the Swiss Shares, upon the terms and subject to the conditions set forth herein; and

    WHEREAS, CCPS is engaged in other businesses in addition to the Business; and

    WHEREAS, CCPS desires to sell to the UK Purchaser, and the Purchaser desires to cause the UK Purchaser to purchase from CCPS, the property and assets of CCPS used in the Business as set forth hereunder, and in connection therewith the Purchaser desires to cause the UK Purchaser to assume certain liabilities of CCPS relating thereto, all upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Sellers hereby agree as follows:

ARTICLE I

DEFINITIONS

    SECTION 1.01  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

    "Acquires the Parent" means any transaction or series of related transactions (i) following which, the shareholders of the Parent (who were shareholders immediately prior to the consummation of such transaction) own less than 50% of the voting stock of the surviving corporation, (ii) pursuant to which any Person acquires all or substantially all of the consolidated assets of the Parent, or (iii) pursuant to which any Person not currently affiliated with the Parent obtains the right to elect a majority of the Board of Directors of the Parent or any successor entity.

    "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

    "Adjustment Amount" has the meaning specified in Section 2.10.

    "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

    "Agreement" or "this Agreement" means this Asset and Stock Purchase Agreement, dated as of December 21, 2000, between the Sellers and the Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 12.11.

    "Ancillary Agreements" means the Deed, the Lease Agreement, the Deed of Covenant and any other document reasonably required by the Sellers or the Purchaser in connection with the transfer of the Real Property and the Intellectual Property pursuant to this Agreement.

    "Assets" has the meaning specified in Section 2.03.

    "Assumed Liabilities" has the meaning specified in Section 2.04.

    "Benefit Plans" has the meaning specified in Section 3.20.

    "Business" has the meaning specified in the recitals to this Agreement.

    "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

    "CCPS" has the meaning specified in the recitals to this Agreement.

    "Closing" has the meaning specified in Section 2.07.

    "Closing Date" has the meaning specified in Section 2.07.

    "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

    "Companies" means the U.S. Company and the Swiss Company (each of which is individually referred to as a "Company").

    "Confidentiality Agreement" has the meaning specified in Section 5.03.

    "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

    "Customer Contracts" means any contract, agreement or other arrangement pursuant to which CCPS or either Company provides services in connection with the Business.

    "DC Plan Participants" has the meaning specified in Section 6.02.

    "Deed" means the deed to be executed by CCPS on the Closing Date in order to convey to the UK Purchaser all of CCPS's right, title and interest in and to each parcel of Owned Real Property.

    "Deed of Covenant" has the meaning specified in Section 8.06.

    "demised premises" has the meaning specified in Section 5.09.

    "Dispute Notice" has the meaning specified in Section 2.10.

    "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

    "Diversified Company" has the meaning specified in Section 5.05.

    "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, third party right, interest, possession, use or occupation, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

    "Environmental Laws" means all applicable laws, regulations, statutes, common law, ordinances, decrees, existing orders, other binding legal requirements, whether foreign or domestic, in effect on or before the date hereof, relating to pollution, the protection of the environment, or the storage, handling, transportation, discharge, release, or prevention or assessment of a release or threatened release of Hazardous Substances in the environment.

    "Environmental Liability" means any written claim or demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), damages (consequential or direct), loss or expense (including reasonable attorneys' fees and expenses) arising out of, relating to or resulting from any environmental matter or condition and related in any way to the Assets, the Business, the assets or properties of the Companies or the Subsidiary, the Companies or the Subsidiary or to this Agreement or its subject matter, in each case whether arising or incurred before, on or after the Closing Date.

    "ERISA" has the meaning specified in Section 3.20.

    "Excluded Assets" has the meaning specified in Section 2.03.

    "Excluded Liabilities" has the meaning specified in Section 2.04.

    "Final Adjustment Date" means (i) December 31, 2000, if the Closing Date is on or before January 15, 2001, or (ii) if the Closing Date is after January 15, 2001, (A) the first day of the month in which the Closing occurs, if the Closing Date is no later than the fifteenth day of such month, or (B) the last day of the month in which the Closing occurs, if the Closing Date is later than the fifteenth day of such month.

    "Final Balance Sheet" has the meaning specified in Section 2.10.

    "Final Statement of Working Capital" has the meaning specified in Section 2.10.

    "Final Working Capital" has the meaning specified in Section 2.10.

    "Financial Statements" has the meaning specified in Section 3.10.

    "Foreign Benefit Plan" has the meaning specified in Section 3.20.

    "Governmental Authority" means any United States federal, state or local or any foreign (including the European Union, United Kingdom and Switzerland) government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

    "Guarantee" has the meaning specified in Section 5.10.

    "Hazardous Substances" has the meaning specified in Section 3.15.

    "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

    "Horsham Facility" means the freehold property owned by CCPS, known as land lying to the northwest of Langhurstwood Road, Langhurst, Horsham, West Sussex, United Kingdom.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person and (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases.

    "Indemnified Party" has the meaning specified in Section 10.05.

    "Indemnifying Party" has the meaning specified in Section 10.05.

    "Independent Accounting Firm" has the meaning specified in Section 2.10.

    "Intellectual Property" means all (a) patent and patent applications and patent improvements, (b) trademarks, service marks, logos, trade names and corporate names and registrations and applications for registrations thereof, (c) copyrights, whether registered or not registered, and registrations and applications for registration thereof, including software, web sites, mask works and other semiconductor chip rights and applications and (d) trade secrets, formulas, inventions, know-how, manufacturing and production processes and techniques and other proprietary business and intellectual property rights, all of which is used in the conduct of the Business.

    "Intercompany Services" has the meaning specified in Section 3.22.

    "Interim Financial Statements" has the meaning specified in Section 3.10.

    "Inventories" means all inventory, merchandise, finished goods, and raw materials, packaging, supplies and other personal property primarily related to the Business, maintained, held or stored by or for CCPS on the Closing Date and any prepaid deposits for any of the same.

    "IRS" means the Internal Revenue Service of the United States.

    "knowledge of the Seller Parties" means the actual knowledge, after due inquiry, of (i) William E. Klitgaard, Christopher A. Kuebler, Michael Giannetto, Charles C. Harwood, Jr., Howard Moody, F. John Mills, Stephen J. Sullivan, Joseph L. Herring, Alan Horgan, which persons, as of the date hereof, are the sole "executive officers" of the Parent within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, (ii) Warren T. Meltzer, Ross Hyams, Marc S. Ginsky and Anthony D'Adamio, which persons, as of the date hereof, are the sole attorneys of the Parent's legal department, and (iii) Michael Ivers, Heinz Stamm, Thaddeus Boland, Elisabeth Flury-Furter, Astrid Frank, Evelyn Carfagno, Stephen Griggs, Michael McNear, Steven Uebele, Wolf-Peter Sheve and Anthony Frankland.

    "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, requirement or rule of common law.

    "Lease Agreement" has the meaning specified in Section 5.09.

    "Leased Real Property" means the real property listed on Section 3.18 of the Disclosure Schedule, together with, to the extent leased by CCPS, the Companies or the Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller Parties or the Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

    "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order.

    "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed to the U.S. Company, the Swiss Company or CCPS.

    "Loss" has the meaning specified in Section 10.02.

    "Material Adverse Effect" means any change in, or effect on, the Business as currently conducted that is materially adverse to the business, results of operations or financial condition of the Business, taken as a whole, except for any such changes or effects arising out of or resulting from (a) an event or series of events or circumstances affecting (i) the pharmaceutical and biotechnology industries generally in any country in which the Business operates or (ii) the United States economy generally or the economy generally of any other country in which the Business operates, or (b) the sale or the proposed sale of the Business to the Purchasers or the announcement thereof, including, without limitation, any cancellation or termination (or any notification with respect thereto) of any Customer Contract.

    "Material Contracts" has the meaning specified in Section 3.16.

    "National Conditions" has the meaning specified in Section 5.09.

    "Non-Competition Purchase Price" has the meaning specified in Section 5.05.

    "Offset Amount" means (i) $951,404 or (ii) $1,265,908 in the event that the payment listed on Schedule 2.10 is not required to be paid and is not paid by the Purchaser on or prior to the Closing.

    "Owned Intellectual Property" means all Intellectual Property in and to which the U.S. Company, the Swiss Company or CCPS holds, or has a right to hold, right, title and interest.

    "Owned Real Property" means the real property listed on Section 3.18 of the Disclosure Schedule, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of CCPS, the Companies or the Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

    "Parent" has the meaning specified in the recitals to this Agreement.

    "Payment Due Date" has the meaning specified in Section 5.11.

    "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby less marketable and (iii) do not, individually or in the aggregate, adversely affect in any material respect the value of or the use of such property for its present purposes or the operation of the Business.

    "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

    "Purchase Price" has the meaning specified in Section 2.05.

    "Purchase Price Bank Account" means a bank account to be designated by the Sellers in a written notice to the Purchaser at least three Business Days before the Closing Date.

    "Purchaser" has the meaning specified in the recitals to this Agreement.

    "Purchaser Benefit Plans" has the meaning specified in Section 6.02.

    "Purchaser DC Plan" has the meaning specified in Section 6.02.

    "Purchasers" has the meaning specified in the recitals to this Agreement.

    "Purchasers' Accountants" means Deloitte & Touche LLP, independent accountants of the Purchasers.

    "Real Property" means the Leased Real Property and the Owned Real Property.

    "Receivables" means any and all accounts receivable, notes and other amounts receivable from third parties (other than the Sellers or their Affiliates) including, without limitation, customers and employees, arising from the conduct of, or generated by, the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

    "Reference Working Capital" means $14,566,000.

    "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

    "Restricted Period" has the meaning specified in Section 5.05.

    "Retained Names and Marks" has the meaning specified in Section 5.06.

    "Returns" has the meaning specified in Section 3.21.

    "Schantz Loan" means all amounts owing by the Subsidiary under the Note Purchase and Participation Agreement with the Teachers Insurance and Annuity Association of America dated as of December 6, 1999, and all amounts owing under the Operative Documents, as defined therein.

    "Seller Parties" means the Sellers and the Companies (each of which is individually referred to as a "Seller Party").

    "Sellers" has the meaning specified in the recitals to this Agreement.

    "Sellers' Accountants" means PricewaterhouseCoopers LLP, independent accountants of the Sellers.

    "Seller DC Plan" has the meaning specified in Section 6.02.

    "Shares" means the U.S. Shares and the Swiss Shares.

    "Straddle Period" has the meaning specified in Section 7.01.

    "subsidiaries" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, is controlled by such specified Person.

    "Subsidiary" has the meaning specified in Section 3.07.

    "Swiss Company" has the meaning specified in the recitals to this Agreement.

    "Swiss Capital Stock" has the meaning specified in the recitals to this Agreement.

    "Swiss Former Employees" has the meaning specified in Section 6.04.

    "Swiss Pension Plans" has the meaning specified in Section 6.04.

    "Swiss Purchaser" has the meaning specified in the recitals to this Agreement.

    "Swiss Purchaser Benefit Plans" has the meaning specified in Section 6.04.

    "Swiss Shares" has the meaning specified in the recitals to this Agreement.

    "Swiss Transferred Employees" has the meaning specified in Section 6.04.

    "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, assessments, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

    "Tax Claim" means a proposed assessment or claim made by any Tax authority in an audit or administrative or judicial proceeding, or otherwise, which, if successful, would be grounds for indemnification by the Sellers under Article VII.

    "Termination Date" has the meaning specified in Section 11.01.

    "Territory" has the meaning specified in Section 5.05.

    "Third Party Claims" has the meaning specified in Section 10.05.

    "Transferred Employees" means (a) any person actively employed by either of the Companies on the Closing Date; (b) any person who is on an approved paid or unpaid leave of absence or short-term disability leave and any other employees who have the legal or contractual right to be re-employed by either of the Companies; and (c) any other person employed by CCPS, the Parent or any other Affiliates of the Parent listed on Section 6.01 of the Disclosure Schedule. Section 6.01(a) of the Disclosure Schedule lists persons in subsection (b) as of the date hereof.

    "Transferred Intellectual Property" means the Licensed Intellectual Property and the Owned Intellectual Property.

    "Transition Period" has the meaning specified in Section 5.11.

    "Transition Services" has the meaning specified in Section 5.11.

    "UK Employment Regulations" has the meaning specified in Section 6.03.

    "UK Purchaser" has the meaning specified in the recitals to this Agreement.

    "UK Purchaser Benefit Plans" has the meaning specified in Section 6.03.

    "UK Transferred Employees" has the meaning specified in Section 6.03.

    "U.S. Company" has the meaning specified in the recitals to this Agreement.

    "U.S. Common Stock" has the meaning specified in the recitals to this Agreement.

    "U.S. Former Employees" has the meaning specified in Section 6.02.

    "U.S. GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

    "U.S. Purchaser" has the meaning specified in the recitals to this Agreement.

    "U.S. Purchaser Benefit Plans" has the meaning specified in Section 6.02.

    "U.S. Shares" has the meaning specified in the recitals to this Agreement.

    "U.S. Transferred Employees" has the meaning specified in Section 6.02.

    "VAT" has the meaning specified in Section 2.05.

    "Working Capital" means, as of any date, "accounts receivable, net" and "inventory" less "accounts payable/accrued liabilities" of the Business, each as determined in accordance with U.S. GAAP in a manner consistent with the preparation of the Financial Statements for the fiscal year ended 1999, provided that for this purpose accrued liabilities (i) shall not include any accrual for employee bonuses and (ii) shall include an accrual for Taxes of the Companies and the Subsidiary not yet paid by them as of the Closing Date (after taking into account prior estimated and actual tax payments and other available tax benefit items) for any taxable period (or part thereof) ending on or before the Closing Date for which a Return is not yet filed as of the Closing Date or for which a Return has been filed but a Tax assessment has been received that is not contested and, in each case, which Taxes are due and payable to a Tax authority by the U.S. Company, the Swiss Company or the Subsidiary after the Closing Date, but such accrual for Taxes shall exclude (A) Taxes for which the Purchaser is liable under Section 7.09, (B) Taxes allocable to the Sellers under Section 7.01(b)(i), and (C) Taxes with respect to which any Company or the Subsidiary has filed (or is required to file) a Return with any Seller or any of its Affiliates on a consolidated, combined, unitary or similar basis. Working Capital shall not include any item constituting an Excluded Asset or an Excluded Liability.

    "Year 2000 Bonuses" has the meaning specified in Section 6.05.

ARTICLE II

PURCHASE AND SALE

    SECTION 2.01  Purchase and Sale of the U.S. Shares.  On the terms and subject to the conditions of this Agreement, on the Closing Date, the Parent shall sell to the U.S. Purchaser and the Purchaser shall cause the U.S. Purchaser to purchase from the Parent the U.S. Shares.

    SECTION 2.02  Purchase and Sale of the Swiss Shares.  On the terms and subject to the conditions of this Agreement, on the Closing Date, the Parent shall sell to the Swiss Purchaser and the Purchaser shall cause the Swiss Purchaser to purchase from the Parent the Swiss Shares.

    SECTION 2.03  Purchase and Sale of the Assets.  (a) On the terms and subject to the conditions of this Agreement, CCPS agrees to sell, assign, transfer, convey and deliver to the UK Purchaser or cause to be sold, assigned, transferred, conveyed and delivered to the UK Purchaser, and the Purchaser agrees to cause the UK Purchaser to purchase and accept from CCPS, on the Closing Date, all of CCPS's right, title and interest in and to all the assets and properties primarily used in the Business (except as set forth below), other than the Excluded Assets (the assets and properties to be purchased by the UK Purchaser being referred to as the "Assets"), including, without limitation, CCPS's right, title and interest in and to the following:

  (i)
  the Business as a going concern;

  (ii)
  any cash and cash equivalents, including cash on hand or in bank accounts on the Closing Date and relating exclusively to the Business;

  (iii)
  all the Owned Real Property and all rights in respect of the Leased Real Property;

  (iv)
  all furniture, fixtures, equipment, machinery and other tangible personal property used primarily in the conduct of the Business by CCPS, or otherwise owned by CCPS at the

    Closing Date for use primarily in the conduct of the Business and not otherwise included in clause (iii) above;

  (v)
  all Inventories;

  (vi)
  all Receivables relating to the Business;

  (vii)
  all books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files owned, associated with or employed by CCPS in the operation of the Business, other than organization documents, minute and stock record books and the corporate seal of CCPS;

  (viii)
  the goodwill of CCPS relating to the Business;

  (ix)
  the Transferred Intellectual Property of CCPS used exclusively in the Business, it being understood that the Purchasers shall have the right to use all of the Transferred Intellectual Property used by CCPS in the operation of the Business prior to Closing, subject to (i) the terms of any third party licenses and (ii) the terms of Section 5.11 hereunder;

  (x)
  all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), pertaining to, arising out of, and inuring to the benefit of CCPS in respect of the Business;

  (xi)
  all sales and promotional literature, customer lists and other sales-related materials owned, associated with or employed by CCPS primarily in connection with the Business at the Closing Date, subject to Section 5.06;

  (xii)
  all rights of CCPS under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders relating primarily to the Business;

  (xiii)
  all governmental and regulatory franchises, permits, licenses, agreements, waivers and authorizations held or used by CCPS in connection with, or required for, the Business, to the extent transferable; and

  (xiv)
  all of CCPS's right, title and interest on the Closing Date in, to and under all other assets, rights and claims of every kind and nature used or intended to be used primarily in the Business.

    (b) The Assets shall exclude CCPS's right, title and interest in and to the following assets (the "Excluded Assets"):

  (i)
  the Purchase Price Bank Account;

  (ii)
  the organization documents, minute and stock record books and the corporate seal of CCPS;

  (iii)
  any Intellectual Property not transferred pursuant to Section 2.03(a)(ix) hereunder;

  (iv)
  all furniture, fixtures, equipment, machinery and other tangible personal property located in that portion of the Horsham Facility to be leased back to CCPS in accordance with Section 5.09 and that are not used primarily in the operation of the Business, subject to the terms of the Lease Agreement;

  (v)
  all rights of CCPS in respect of the Excluded Assets and Excluded Liabilities;

  (vi)
  any Tax refunds or credits of CCPS attributable to the Assets or the Business, relating to any taxable period, or any portion thereof, ending on or prior to the Closing Date (as provided by, and subject to the limitations set forth in, Article VII);

  (vii)
  all insurance policies in respect of the Business and the Assets;

  (viii)
  all assets, rights and claims of every kind and nature that are not related to the Business; and

  (ix)
  all rights of CCPS under this Agreement and the Ancillary Agreements.

    SECTION 2.04  Assumption and Exclusion of Liabilities.  (a) On the terms and subject to the conditions of this Agreement, the Purchaser shall cause the UK Purchaser, on the Closing Date, to assume and pay, perform and discharge in accordance with past practice all Liabilities of CCPS as at the Closing Date arising out of or relating to the Business, whether or not accrued or arising before or after the Closing, except for the Excluded Liabilities (the "Assumed Liabilities").

    (b) CCPS shall retain, and shall be responsible for paying, performing and discharging when due, and the UK Purchaser shall not assume or have any responsibility for, each of the following Liabilities of CCPS as of the Closing Date (the "Excluded Liabilities"):

  (i)
  all Taxes attributable to the Assets or the Business as conducted by CCPS, relating to any taxable period, or any portion thereof, ending on or prior to the Closing Date and all Taxes of the Sellers (in each case as provided by, and subject to the limitations set forth in, Article VII);

  (ii)
  all Liabilities related to employees of CCPS who are not UK Transferred Employees;

  (iii)
  except as provided in Section 6.03 or by the UK Employment Regulations, (A) all Liabilities under any employee benefit plan (as such term is defined in section 3(3) of ERISA) (including any funding, contribution or withdrawal liabilities or any insurance claims) maintained by the Sellers following the Closing Date and (B) all Liabilities related to UK Transferred Employees that are not reflected in the Final Statement of Working Capital; and

  (iv)
  all Liabilities relating to or arising out of the Excluded Assets, including, without limitation, any Liabilities not related to the Business.

    SECTION 2.05  Purchase Price.  (a) Subject to the adjustments set forth in Section 2.10, the aggregate purchase price for the Shares and the Assets shall be $127.5 million (as may be adjusted pursuant to Section 2.10, the "Purchase Price"). The Purchase Price shall be paid at Closing as follows:

  (i)
  the Purchaser shall pay the amount specified by the Sellers in writing at least two Business Days prior to the Closing as the amount necessary to satisfy in full the Schantz Loan as of the Closing Date by wire transfer in immediately available funds in the amounts and to the account or accounts designated, or as otherwise directed, in writing by the Sellers to the Purchasers at least two Business Days prior to the Closing, for the repayment in full of the Schantz Loan simultaneously with the Closing; and

  (ii)
  the Purchaser shall pay the remaining amount of the Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account.

    (b) All amounts payable under this Agreement, unless specifically stated otherwise, are payable exclusive of any United Kingdom Value Added Tax ("VAT"), which may be payable on such amounts.

    SECTION 2.06  Allocation of Purchase Price.  The Purchase Price shall be allocated as follows: (i) to the Parent, $57.5 million in exchange for its transfer of the U.S. Shares to the U.S. Purchaser; (ii) to the Parent, $35 million in exchange for its transfer of the Swiss Shares to the Swiss Purchaser; and (iii) to CCPS, $35 million in exchange for its transfer of the Assets to the UK Purchaser, provided that any Purchase Price so allocated shall be adjusted appropriately to take into account any post-Closing adjustment of the Purchase Price as set forth in Section 2.10 in respect of the U.S. Company, the Swiss Company, and the Business conducted by CCPS. The parties acknowledge that the computations required under Section 2.10 shall be performed for each of the three relevant jurisdictions, and that the results of such computations shall be reflected in the final adjusted Purchase Price allocated to such jurisdictions. As promptly as practicable, but in any event within 90 calendar days following the Closing Date, the Sellers shall prepare and deliver to the Purchasers a schedule in which the sum of the Purchase Price allocated to CCPS and the Assumed Liabilities is apportioned among the Assets as of the Closing Date in accordance with the fair market values of the Assets transferred to the UK Purchaser as of the Closing Date. The Purchasers shall review such schedule and may object to any items or apportionment set forth in the schedule. Upon any such objection, the parties shall negotiate in good faith to resolve any dispute and revise the apportionment schedule within twenty (20) calendar days of its delivery to the Purchasers. In the event the parties are unable to resolve any dispute with respect to the apportionment schedule for the Assets, or any dispute reflecting a change as a result of any adjustment in the Purchase Price, the parties shall submit the items remaining in dispute for resolution by the Independent Accounting Firm, which shall resolve the disputed items within twenty (20) calendar days after submission. Upon final resolution of the dispute or determination of an adjustment to the Purchase Price, the items and apportionment set forth in the schedule shall be appropriately adjusted to reflect final resolution or determination. The scope of the Independent Accounting Firm's review shall be limited to the disputed items. The Sellers shall pay one-half, and the Purchaser shall pay one-half, of the Independent Accounting Firm's fees and expenses incurred in connection with the resolution of the disputed items. For all Tax purposes, the Purchasers and the Sellers agree to report the transactions contemplated in this Agreement in a manner consistent with the allocation under this Section 2.06, and that neither the Purchasers nor the Sellers shall take any position inconsistent therewith in any Tax Return and, unless otherwise required by the final determination of Action by a Tax Authority, in any refund claim, in any litigation, or otherwise.

    SECTION 2.07  Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares and the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time no later than five Business Days following the later to occur of the (a) expiration or termination of all applicable waiting periods under the HSR Act, and (b) satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article IX, or at such other place or at such other time or on such other date as the Sellers and the Purchasers may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

    SECTION 2.08  Closing Deliveries by the Sellers.  (a) At the Closing, the Sellers shall deliver to the Purchasers a receipt for the Purchase Price and the Non-Competition Purchase Price.

    (b) At the Closing, the Parent shall deliver or cause to be delivered to the U.S. Purchaser stock certificates evidencing the U.S. Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank in proper form for transfer, accompanied by the requisite New York stock transfer stamp duty.

    (c) At the Closing, the Parent shall deliver or cause to be delivered to the Swiss Purchaser:

  (i)
  stock certificates evidencing the Swiss Shares duly endorsed in blank, accompanied by the requisite New York stock transfer stamp duty;

  (ii)
  duly executed minutes of a resolution of the board of directors of the Swiss Company approving the sale and transfer of the Swiss Shares to the Swiss Purchaser and the registration of the Swiss Purchaser in the share ledger;

  (iii)
  duly executed waiver of the Swiss Company with respect to its pre-emptive rights in the Swiss Company's articles of incorporation; and

  (iv)
  share ledger with the registration of the Swiss Purchaser as a shareholder of the Swiss Company.

    (d) At the Closing, (i) CCPS shall transfer or deliver or cause to be transferred or delivered to the Purchaser executed counterparts to the Ancillary Agreements, and (ii) the Assets which are capable of transfer by delivery shall be deemed to be delivered to the Purchaser at Closing (with the intent that title shall pass by and upon such delivery) and the Purchasers shall be deemed to take possession of such Assets at their respective business locations as of the Closing Date.

    SECTION 2.09  Closing Deliveries by the Purchasers.  At the Closing, the Purchaser shall deliver to the Sellers:

  (i)
  the Purchase Price in accordance with Section 2.05;

  (ii)
  the Non-Competition Purchase Price; and

  (iii)
  executed counterparts to the Ancillary Agreements to which any of the Purchasers is a party.

    SECTION 2.10  Post-Closing Adjustment of Purchase Price.  The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.10:

    (a) As promptly as practicable, but in any event within 90 calendar days following the Closing Date, the Sellers shall deliver to the Purchasers (i) an audited balance sheet (the "Final Balance Sheet") (the cost of such audit to be borne equally between the Sellers and the Purchaser) in respect of the Business, together with a report thereon of the Sellers' Accountants that such statement fairly presents in all material respects the Business at the Final Adjustment Date in conformity with U.S. GAAP applied on a basis consistent with the preparation of the Financial Statements for the fiscal year ended 1999, and (ii) a statement (the "Final Statement of Working Capital") of the Working Capital in respect of the Business at the Final Adjustment Date (the "Final Working Capital") as derived from the Final Balance Sheet. The Sellers shall cause the auditors to make available to the Purchaser all work papers used in connection with the preparation of the Final Balance Sheet.

    (b) The Final Statement of Working Capital delivered by the Sellers to the Purchasers shall be deemed to be and shall be final, binding and conclusive on the parties hereto; provided, however, that the Purchaser may dispute any amounts reflected on the Final Statement of Working Capital, but only on the basis that the amounts reflected on the Final Statement of Working Capital were not determined in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Financial Statements for the fiscal year ended 1999; provided further, however, that the Purchaser shall have notified the Sellers in writing of each disputed item (the "Dispute Notice"), specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within twenty Business Days of the Purchaser's receipt of the Final Statement of Working Capital. In the event of such a dispute, the Sellers and the Purchaser shall attempt to reconcile their differences in good faith. If the Sellers and the Purchaser are unable to reach a resolution to each disputed item within ten Business Days after receipt by the Sellers of the Dispute Notice, the Sellers' Accountants and the Purchasers' Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Sellers' Accountants and the Purchasers' Accountants are unable to reach a resolution as to all disputed amounts within ten Business Days after referral of the dispute by the Sellers and the U.S. Purchaser to the Sellers' Accountants and the Purchasers' Accountants, the Sellers' Accountants and the Purchasers' Accountants shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to the Sellers and the Purchaser (such accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within twenty Business Days after such submission, determine and report to the Sellers and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Sellers and the Purchasers. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Sellers and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. In acting under this Agreement, the Sellers' Accountants, the Purchasers' Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

    (c) The Final Statement of Working Capital shall be deemed final for the purposes of this Section 2.10 upon the earliest of (A) the failure of the Purchaser to deliver a Dispute Notice to the Sellers within twenty Business Days of the Sellers' delivery of the Final Statement of Working Capital to the Purchasers, (B) the resolution of all disputes, pursuant to Section 2.10(b), by the Sellers and the Purchaser, (C) the resolution of all disputes, pursuant to Section 2.10(b), by the Sellers' Accountants and the Purchasers' Accountants and (D) the resolution of all disputes, pursuant to Section 2.10(b), by the Independent Accounting Firm. Within three Business Days of the Final Statement of Working Capital being deemed final, a Purchase Price adjustment shall be made as follows:

      (i)  in the event that the Reference Working Capital exceeds the Final Working Capital, then the Purchase Price shall be adjusted downward in an amount equal to such excess, and the Sellers shall, within three Business Days of such determination, pay such amount plus the Offset Amount to the Purchaser by wire transfer in immediately available funds; and

      (ii) in the event that the Final Working Capital exceeds the Reference Working Capital, then the Purchase Price shall be adjusted upward in an amount equal to such excess (the "Adjustment Amount"), and (A) in the event that the Adjustment Amount exceeds the Offset Amount, the Sellers shall deliver written notice to the Purchaser specifying the net amount of such excess, and the Purchaser shall, within three Business Days of receipt of such notice, pay such excess amount to the Sellers by wire transfer in immediately available funds, or (B) in the event that the Offset Amount exceeds the Adjustment Amount, the Sellers shall, within three Business Days of such determination, pay such excess to the Purchaser by wire transfer in immediately available funds.

    (d) The Purchaser agrees that following the Closing through the date that payment, if any, is made pursuant to Section 2.10(c), it shall, and it shall cause the other Purchasers to, not take any actions with respect to any accounting books, records, policy or procedure on which the Final Statement of Working Capital is to be based that would make it impossible, impracticable or difficult to calculate Working Capital in the manner and utilizing the methods required hereby.

    (e) Any payment required to be made by the Sellers or the Purchaser pursuant to Section 2.10 shall bear interest from the Closing Date through the date of payment at the rate of interest publicly announced by Citibank N.A. or any successor thereto in New York, New York from time to time as its base rate from the Closing Date to the date of such payment plus 2%.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

    As an inducement to the Purchaser to enter into this Agreement, the Sellers hereby, jointly and severally, represent and warrant to the Purchaser as follows:

    SECTION 3.01  Organization, Qualification and Authority of the Parent.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by the Parent, and (assuming due authorization, execution and delivery by the other parties hereto) constitute legal, valid and binding obligations of the Parent enforceable against the Parent in accordance with their terms.

    SECTION 3.02  Organization, Qualification and Authority of CCPS.  CCPS is a limited company incorporated under English law which has been in continuous existence since incorporation and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. CCPS is duly licensed or qualified to carry on the Business as now conducted by CCPS and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licencing or qualification necessary, except to the extent that any failure to be so licensed or qualified would not result in a Material Adverse Effect. This Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by CCPS, and (assuming due authorization, execution and delivery by the parties hereto and thereto) constitute legal, valid and binding obligations of CCPS enforceable against CCPS in accordance with their terms.

    SECTION 3.03  Organization and Qualification of the U.S. Company.  The U.S. Company is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania. The U.S. Company is duly licensed or qualified to carry on the Business as now conducted by the U.S. Company and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not result in a Material Adverse Effect.

    SECTION 3.04  Capital Stock and Ownership of the U.S. Company.  The authorized capital stock of the U.S. Company consists of 1,200,000 shares of U.S. Common Stock and 1000 shares of convertible preferred stock. As of the date hereof, only 930,000 shares of U.S. Common Stock are issued and outstanding and all such shares are validly issued, fully paid and non-assessable. None of the issued and outstanding shares of U.S. Common Stock were issued in violation of any preemptive rights. Except as set forth in this Agreement and in Section 3.04 of the Disclosure Schedule, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements, or understandings of any kind obligating the U.S. Company or any of its shareholders, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of the U.S. Company, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefore has been given. The U.S. Shares constitute all the issued and outstanding capital stock of the U.S. Company and are owned of record and beneficially by the Parent free and clear of all Encumbrances. Upon consummation of the Closing, the U.S. Purchaser shall acquire beneficial and record ownership of the U.S. Shares, free and clear of all Encumbrances other than Encumbrances created by or on behalf of the Purchaser or its Affiliates.

    SECTION 3.05  Organization and Qualification of the Swiss Company.  The Swiss Company is a corporation duly organized and validly existing under the laws of Switzerland. The Swiss Company is duly licensed or qualified to carry on the Business as now conducted by the Swiss Company and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not result in a Material Adverse Effect.

    SECTION 3.06  Capital Stock and Ownership of the Swiss Company.  The Swiss Capital Stock consists entirely of CHF 200,000 divided into 400 registered shares at a nominal value of CHF 500 per share. As of the date hereof, all such shares are validly issued and fully paid-in. The Swiss Company does not have any authorized or conditional share capital. None of the issued and outstanding shares of Swiss Capital Stock were issued in violation of any preemptive rights. Except as set forth in this Agreement and in Section 3.06 of the Disclosure Schedule, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements, or understandings of any kind obligating the Swiss Company or any of its shareholders, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of the Swiss Company, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefore has been given. The Swiss Shares constitute all the issued and outstanding capital stock of the

Swiss Company and are owned of record and beneficially by the Parent free and clear of all Encumbrances. Upon consummation of the Closing, the Swiss Purchaser shall acquire beneficial and record ownership of the Swiss Shares, free and clear of all Encumbrances other than any Encumbrances created by or on behalf of the Purchaser or its Affiliates.

    SECTION 3.07  Subsidiary.  (a) Schantz Road LLC, a subsidiary of the U.S. Company (the "Subsidiary"), is a limited liability company, duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation. It is an entity that is disregarded as an entity separate from the U.S. Company under Regulations section 301.7701-3(b). The Subsidiary is duly licensed or qualified to carry on the Business as now conducted by the Subsidiary and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not result in a Material Adverse Effect.

    (b) The membership interests in the Subsidiary held by the U.S. Company (the "LLC Interests") constitute all the issued and outstanding interests in the Subsidiary. As of the date hereof, the LLC Interests have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth in this Agreement and in Section 3.07 of the Disclosure Schedule, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements, or understandings of any kind obligating the Subsidiary or any of its members, contingently or otherwise, to issue or sell, or cause to be issued or sold, any membership interests or units of any class of the Subsidiary, or any securities convertible into or exchangeable for any such membership interests or units, are outstanding, and no authorization therefore has been given.

    (c) Other than the Subsidiary, there are no other corporations, partnerships, joint ventures, associations or other entities in which the U.S. Company or the Swiss Company owns, of record or beneficially, any direct or indirect equity or other interest or any right to acquire the same.

    (d) Upon the wire transfer by the Purchaser of the amount specified by the Sellers for the repayment of the Schantz Loan, as contemplated by clause (i) of Section 2.05, the Schantz Loan shall have been repaid in full, and none of the Companies or the Subsidiary shall have any obligations or liabilities with respect thereto and all Liens on the assets of the U.S. Company and the Subsidiary in respect of the Schantz Loan shall terminate.

    SECTION 3.08  No Conflict.  Assuming all consents, approvals, authorizations and other actions described in, and notifications listed in, Section 3.09 of the Disclosure Schedule have been obtained or made, except as described in Section 3.08 of the Disclosure Schedule and except as may result from any facts or circumstances relating solely to the Purchasers, the execution, delivery and performance of this Agreement by the Parent, and of this Agreement and the Ancillary Agreements by CCPS, do not and will not (a) violate or conflict with the charter or By-laws (or similar organizational documents) of any Seller Party, (b) except as would not result in a Material Adverse Effect, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Business or by which any of the Assets or any of the material assets or properties of any Company or the Subsidiary are bound or affected, (c) except as would not result in a Material Adverse Effect, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Encumbrance on any of the Assets, or the material assets or properties of any Company or the Subsidiary, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement relating to the Business to which one of the Seller Parties or the Subsidiary is a party or by which any of the Assets or the material assets or properties of any Company or the Subsidiary is bound or affected, or (d) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of cancellation of, or result in the creation of any Encumbrance on, any of the Shares, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement relating to the Business by which any of the Shares is bound or affected.

    SECTION 3.09  Consents and Approvals.  The execution and delivery of this Agreement by the Parent, and of this Agreement and the Ancillary Agreements by CCPS, do not, and the performance of this Agreement by the Parent, and of this Agreement and the Ancillary Agreements by CCPS will not, require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) as described in Section 3.09 of the Disclosure Schedule, (ii) the requirements of the HSR Act, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Parent or CCPS from performing any of their material obligations under this Agreement or any of the Ancillary Agreements, as the case may be, and would not result in a Material Adverse Effect, and (iv) as may be necessary as a result of any facts or circumstances relating solely to the Purchasers.

    SECTION 3.10  Financial Information.  The Sellers have delivered to the Purchasers true and complete copies of (i) the audited statement of net assets of the Business for the fiscal years ended 1998 and 1999 and the related audited statements of income and cash flows, together with all related notes and schedules thereto (all such financial statements being the "Financial Statements") and (ii) the unaudited statement of net assets of the Business as of September 30, 2000 and the related unaudited statements of income and cash flows (all such financial statements being the "Interim Financial Statements"). The Financial Statements and the Interim Financial Statements, (i) present fairly in all material respects the financial condition and results of operations of the Business as of the dates thereof or for the periods covered thereby, subject in the case of the Interim Financial Statements to normal year-end adjustments, and (ii) were prepared in accordance with U.S. GAAP (other than the absence of the notes to the Interim Financial Statements) applied on a basis consistent with past practice of the Business. The Financial Statements do not reflect the operations of any business or entity, or any assets or properties, not included in the Assets or owned by the Companies or the Subsidiary or liabilities which are not part of the Business.

    SECTION 3.11  Absence of Undisclosed Liabilities.  Except as disclosed or reserved against in the Financial Statements or in Section 3.11 of the Disclosure Schedule, the Business has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since September 30, 2000, and (ii) which, individually and in the aggregate, would not result in a Material Adverse Effect.

    SECTION 3.12  Absence of Certain Changes, Events and Conditions.  To the knowledge of the Seller Parties, since December 31, 1999 and except as disclosed in Section 3.12 of the Disclosure Schedule, the Business has been conducted in the ordinary course of business and consistent with past practice, and, except as would not result in a Material Adverse Effect, there has not been:

  (i)
  any damage, destruction or loss to any of the Assets or the material assets or properties of any Company or the Subsidiary; or

  (ii)
  the occurrence of any fact, event or circumstance described in Section 5.01(b) (assuming that the period referred to therein is effective beginning January 1, 2000).

    SECTION 3.13  Litigation.  Except as set forth in Section 3.13 of the Disclosure Schedule, (a) there are no claims, actions, proceedings or investigations pending, or to the knowledge of the Seller Parties threatened, against any Seller Party pertaining to the Business or any of the Assets or the assets or properties of any Company or the Subsidiary or before any Governmental Authority that, individually or in the aggregate, would result in a Material Adverse Effect, and (b) none of the Seller Parties, the Subsidiary, the Assets or the assets or properties of any Company or the Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award that would result in a Material Adverse Effect.

    SECTION 3.14  Compliance with Laws.  Except as set forth in Section 3.14 of the Disclosure Schedule and except for violations the existence of which would not result in a Material Adverse Effect, the operation of the Business is being and has been conducted in accordance with all applicable Laws (other than Environmental Laws which are governed solely by Section 3.15) and Governmental Orders, and none of the Seller Parties nor the Subsidiary is in violation of any such Law or Governmental Order.

    SECTION 3.15  Environmental Matters.  (a) Except as set forth in Section 3.15 of the Disclosure Schedule and except as would not result in a Material Adverse Effect, each of the Seller Parties and the Subsidiary is and has been in compliance with all applicable Environmental Laws and no violation by any Seller Party or the Subsidiary is being alleged of any applicable Environmental Law relating to any of the assets or properties used in the operation of the Business by the Seller Parties or the Subsidiary or the use or ownership thereof, or to the operation of the Business.

    (b) Except as set forth in Section 3.15 of the Disclosure Schedule and except as would not result in a Material Adverse Effect, no tank is located below ground at any of the Real Property or any of the assets or properties used in the operation of the Business.

    (c) Except as set forth in Section 3.15 of the Disclosure Schedule and except as would not result in a Material Adverse Effect, the Seller Parties are not aware of any release by the Seller Parties to soil or groundwater at any of the assets or properties used in the operation of the Business of hazardous substances, pollutants, contaminants, wastes (including petroleum and petroleum products), and any other substances or materials, in any such case, in violation of any Environmental Laws ("Hazardous Substances").

    (d) Except as set forth in Section 3.15 of the Disclosure Schedule, and except as would not result in a Material Adverse Effect, none of the Seller Parties have sent, transported or otherwise conveyed from any of the assets or properties used in the operation of the Business Hazardous Substances to any other location from which there has been a release or threatened release of Hazardous Substances for which the Seller Parties have been notified that the Seller Parties are liable or potentially liable for any Environmental Liabilities, as a responsible party.

    SECTION 3.16  Material Contracts.  (a) Section 3.16(a) of the Disclosure Schedule lists the following contracts, commitments and agreements relating to the Business (each a "Material Contract", and collectively the "Material Contracts") in effect as of the date of this Agreement to which CCPS, any Company or the Subsidiary is a party or that constitute an Asset:

  (i)
  any contract or agreement under which (A) CCPS or one of the Companies or the Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness in excess of $10,000 in connection with the Business, (B) CCPS has granted a security interest or lien on any of the Assets, whether tangible or intangible, to secure such Indebtedness, or (C) one of the Companies or the Subsidiary has granted a security interest or lien on any of its material assets or properties, whether tangible or intangible, to secure such Indebtedness;

  (ii)
  any Customer Contract which is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of such contract;

  (iii)
  any lease involving an annual expense in excess of $20,000 that is not cancelable without penalty or further payment upon 90 or fewer calendar days' notice;

  (iv)
  any distribution or supply contract relating to the Business involving total annual payments in excess of $30,000;

  (v)
  any contract or agreement relating primarily to the Business between the Parent or an Affiliate of the Parent (not including the Companies or the Subsidiary), on the one hand, and any of CCPS, the Companies or the Subsidiary, on the other hand;

  (vi)
  any contract or agreement establishing any joint venture, strategic alliance, or other collaboration relating to the Business;

  (vii)
  all agreements or outstanding purchase orders relating to capital expenditures involving total payments of more than $20,000;

  (viii)
  all contracts or agreements with any present or former officer, employee or consultant of the Business pursuant to which such officer, employee or consultant is entitled to receive base compensation in excess of $75,000 on an annual basis;

  (ix)
  all other contracts and agreements not otherwise described in this Section 3.16, the absence of which would result in a Material Adverse Effect.

    (b) Except as disclosed in Section 3.16(b) of the Disclosure Schedule, (i) none of CCPS, the Companies or the Subsidiary is in default under the terms of any Material Contract or in the payment of any principal of or interest on any Indebtedness, except for defaults which, individually or in the aggregate, would not result in a Material Adverse Effect, (ii) to the knowledge of the Seller Parties, no counterparty to any Material Contract is in material default thereunder, except to the extent that such default would not result in a Material Adverse Effect.

    (c) Each Material Contract is (i) a valid agreement, arrangement or commitment of one of CCPS, the Companies or the Subsidiary, enforceable against such party and (ii) enforceable by such party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar Law affecting creditors' rights generally.

    SECTION 3.17  Transferred Intellectual Property.  (a) Except as described in Section 3.17 of the Disclosure Schedule or as would not result in a Material Adverse Effect, (i) one of CCPS, the Companies or the Subsidiary holds, or has a right to hold, all right, title and interest to, or licenses or sublicenses, all the Transferred Intellectual Property, and (ii) no claim, action, suit or proceeding has been made or asserted or is pending against any of CCPS, the Companies or the Subsidiary in connection with the operation of the Business or any of the Assets or material assets and properties of any of the Companies or the Subsidiary, either (A) based upon, challenging or seeking to deny or restrict the use of any of the Transferred Intellectual Property in the operation of the Business, or (B) alleging that any services provided or products manufactured or sold, or the use of the Transferred Intellectual Property in connection therewith, infringe the intellectual property rights of any third person. Except as described in Section 3.17 of the Disclosure Schedule or as would not result in a Material Adverse Effect, (i) no third party is infringing the Transferred Intellectual Property, and (ii) the operation of the Business, and the use of the Transferred Intellectual Property in connection therewith, do not infringe upon any intellectual property right of any third person, and (iii) there exists no restrictions or Encumbrances on the use of the Transferred Intellectual Property other than any such restrictions arising out of licenses with third parties or as otherwise set forth in the Disclosure Schedule.

    (b) The Transferred Intellectual Property, together with any Intellectual Property owned or licensed by the customers of the Business, constitute all the material intellectual property required to operate the Business in the ordinary course.

    SECTION 3.18  Real Property.  (a) Section 3.18(a) of the Disclosure Schedule contains a complete and correct list of all Owned Real Property setting forth the address and owner of each parcel of Owned Real Property. Each of CCPS, the Companies and the Subsidiary, as the case may be, has good, valid and marketable fee simple title to the Owned Real Property free and clear of all Encumbrances other than Permitted Encumbrances. The Owned Real Property constitutes all of the real property owned in fee by CCPS, the Companies and the Subsidiary relevant to the Business. Section 3.18(a) of the Disclosure Schedule contains a complete and correct list of all Leased Real Property setting forth the address, landlord and tenant. The Sellers, the Companies or the Subsidiary, as the case may be, have or has delivered to the Purchasers correct and complete copies of the leases and subleases for each of the Leased Real Property. Each of CCPS, the Companies and the Subsidiary, as the case may be, (i) has good and valid title to the leasehold estate under its respective leases, free and clear of any Encumbrances other than Permitted Encumbrances and (ii) enjoyed in all material respects peaceful and undisturbed possession under its respective leases for the Leased Real Property.

    (b) Except as described in Section 3.18(b) of the Disclosure Schedule, to the knowledge of the Seller Parties, there is no material violation of any Law (including, without limitation, any building, planning or zoning Law), covenant, restriction or obligation relating to any of the Real Property.

    (c) Except as set forth in Section 3.18(c) of the Disclosure Schedule, the leases and subleases for the Leased Real Property are legal, valid, binding, enforceable and in full force and effect and represent the entire agreement between the respective landlord and tenant with respect to such property, and will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease such as to result in a Material Adverse Effect.

    (d) None of CCPS, the Companies or the Subsidiary nor, to the knowledge of the Seller Parties, any other party to such lease or sublease is in breach or default in any material respect of such lease or sublease, and, to the knowledge of the Seller Parties, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease such as would result in a Material Adverse Effect. Except as described in Section 3.18(d) of the Disclosure Schedule, (i) the use and operation of the Real Property in the conduct of the Business, as currently conducted, does not violate in any material respect any instrument of record or agreement affecting the Real Property and (ii) no material damage or destruction has occurred with respect to any of the Real Property.

    SECTION 3.19  Assets.  (a) Except as disclosed in Section 3.19(a) of the Disclosure Schedule, CCPS owns, leases or has the legal right to use the Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

    (b) Except as disclosed in Section 3.19(b) of the Disclosure Schedule, either one of the Companies or the Subsidiary, as the case may be, owns, leases or has the legal right to use all the material assets and properties used or intended to be used in the Business as currently conducted by such Company or the Subsidiary or otherwise owned, leased or used by one of the Companies or the Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances.

    (c) The Assets, Excluded Assets, the material assets and properties of the Companies and the Subsidiary and the Intercompany Services, constitute all the material properties, assets and rights currently used or held for use in connection with or necessary for the conduct of the Business. The Assets, Excluded Assets, the material assets and properties of the Companies and the Subsidiary and the Intercompany Services, assuming for purposes of this Section 3.19(c) only that the Purchaser were receiving the benefits of all of the Intercompany Services under Section 5.11 hereunder, would be sufficient to allow the Purchasers to operate the Business in substantially the same manner as conducted by the Sellers prior to the Closing and in a manner consistent with such operations that generated the results of operations reflected in the Financial Statements.

    SECTION 3.20  Employee Benefit Matters.  (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored, maintained or contributed to by either Seller, the Business or either Company for the benefit of employees of the Business who will be Transferred Employees or Former Employees of the Business (as defined in Section 6.02(d)) (collectively, the "Benefit Plans"), the Sellers have made available to the Purchasers a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) the documents governing such Benefit Plans, (iii) each trust agreement relating to such Benefit Plans, (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation, if any, relating to a Benefit Plan and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan qualified under Section 401(a) of the Code. Each material Benefit Plan is listed on Section 3.20(a) of the Disclosure Schedule.

    (b) Except as set forth on Section 3.20(b) of the Disclosure Schedule, with respect to the Benefit Plans, except as would not result in a Material Adverse Effect, each Benefit Plan has been operated in all material respects in accordance with its terms and applicable Law. There are no pending or (to the knowledge of the Seller Parties) threatened claims by or on behalf of any of the Benefit Plans, by any Transferred or Former Employee or otherwise involving any such Benefit Plan or the assets of any Benefit Plan (other than routine claims for benefits).

    (c) The Sellers have made available to the Purchasers: (i) copies of all employment agreements with employees who will be Transferred Employees (other than agreements with the UK Transferred Employees that are terminable on less than six months notice), (ii) copies of all severance agreements, programs and policies of the Sellers, the Companies or the Business with or relating to employees who will be Transferred Employees, (iii) copies of all plans, programs, agreements and other arrangements of the Sellers, the Companies or the Business with or relating to employees who will be Transferred Employees that contain change in control provisions and (iv) copies of standard terms and conditions of employment for the UK Transferred Employees.

    (d) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Benefit Plan is so qualified and, to the knowledge of the Seller Parties, no fact or event has occurred since the date of such letter that could be reasonably construed as affecting the qualified status of such Benefit Plan.

    (e) None of the Benefit Plans (i) is or has been a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or a multiemployer plan within the meaning of Section 3(37) of ERISA and (ii) is subject to Title IV of ERISA. No fact or event has occurred that would reasonably result in any material Liabilities to the Sellers or their Affiliates under Title IV of ERISA or result in the imposition of a tax by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. All contributions required to be made under the terms of any Benefit Plan with respect to which Purchasers are assuming Liabilities have been made or accrued on the Financial Statements and adequate accruals as required by U.S. GAAP for all other obligations under the Benefit Plans are reflected in the Financial Statements. Except as required by applicable Law, neither of the Companies nor the Subsidiary has any Liability for post-termination retiree health and life benefits under any Benefit Plan.

    (f)  Except as set forth on Section 3.20(f) of the Disclosure Schedule, neither Seller nor the Business is a party to any collective bargaining or other labor union, trade union or staff association contract applicable to persons who will be Transferred Employees and no collective bargaining agreement is being negotiated by either Seller that would be applicable to such persons. As of the date hereof, there is no labor dispute, strike or work stoppage against the Sellers, the Companies or the Business pending or, to the knowledge of the Seller Parties, threatened in writing which may interfere with the Business, except where such dispute, strike or other stoppage would not result in a Material Adverse Effect. As of the date hereof, none of the Sellers, the Companies, or the Business, or their respective representatives or employees, has committed any unfair labor practices within the meaning of the National Labor Relations Act or any other unlawful act pertaining to the employment of the employees in connection with the operation of the Business, and there is no charge or complaint against any Seller Party or the Business by the National Labor Relations Board or any comparable state agency pending or threatened in writing with regard to the Business, except where such unfair labor practice, unlawful act, charge or complaint would not result in a Material Adverse Effect.

    (g) None of the Sellers, the Companies nor the Subsidiary has made any payments, nor is obligated under any agreement to make any payments that will not be deductible under Code section 280G.

    (h) With respect to each Benefit Plan that is applicable to non-United States employees (each, a "Foreign Benefit Plan"):

      (i)  all employer and employee contributions to each separately funded Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or if applicable, accrued in accordance with normal accounting practices prevailing in the country in which such plan is established, and in the amounts necessary to finance the accrued benefits and obligations granted in the name and on behalf of such Foreign Benefit Plan to the Transferred Employees or to the non-active former employees of the Companies under the applicable Foreign Benefit Plan or under any other agreement or Law;

      (ii) all Foreign Benefit Plans applicable to UK Transferred Employees provide only money purchase benefits (as defined in Section 1 of the Pension Schemes Act of 1993) except for any plan providing benefits on death in service of an employee (all such benefits being covered by a valid contract of insurance);

      (iii) all premiums due and all employer and employee contributions collected in respect of each insured Foreign Benefit Plan have been paid;

      (iv) all amounts required to be reserved under each book reserved Foreign Benefit Plan have been so reserved in accordance with normal accounting practices prevailing in the country in which such plan is established;

      (v) each Foreign Benefit Plan required to be registered with a Governmental Entity has been registered and has been maintained in good standing with the appropriate Governmental Entities; and

      (vi) each Foreign Benefit Plan has in all material respects been administered to date in accordance with applicable laws and with terms and provisions of all documents or contracts pursuant to which such Foreign Benefit Plan is maintained, except as otherwise permitted by law, there is no dispute, arbitration, claim or suit pending or threatened involving a Foreign Benefit Plan (other than routine claims for benefits), and, there is not any basis for such a claim.

    (i) With respect to each UK Transferred Employee:

      (i)  except as set forth on Section 3.20(h)(i) of the Disclosure Schedule, no present officer or employee of the Seller, the Business or either Company has given or received notice terminating his employment;

      (ii) except as set forth on Section 3.20(h)(ii) of the Disclosure Schedule, there is not now outstanding any service contract between the Seller, the Business or either Company and any of its directors, officers or employees which is not terminable by the Seller, the Business or either Company without compensation (other than statutory compensation) on less than six months' notice given at any time;

      (iii) there is no outstanding claim against the Seller, the Business or either Company by any person who is now or has been an officer or employee of the Seller, the Business or either Company or any dispute between the Seller, the Business or either Company and a material number or class of its employees and no awards made by a court or tribunal are due by the Company or any of its Subsidiaries under the provisions of the Employment Rights Act 1996;

      (iv) in the 12 months preceding the date of this Agreement, neither the Seller, the Business nor either Company has given notice of redundancies to the relevant Secretary of State or started consultations with a trades union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or failed to comply with a duty to inform and consult a trade union under those Regulations; and

      (v) There is not now outstanding any contract or arrangement to which the Seller, the Business or either Company is a party for the payment to any person or body of any consultancy fees.

    SECTION 3.21  Taxes.  (a) Except as disclosed with reasonable specificity in Section 3.21(a) of the Disclosure Schedule, (i) all returns, reports, forms, schedules, attachments, statements, and other similar declarations and documents ("Returns") in respect of Taxes required to be filed with respect to each Company, the Subsidiary, and the Assets have been timely filed, taking into account all applicable extensions; (ii) all Taxes shown as due on such Returns have been paid; (iii) all such Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Returns has been proposed in writing by any Tax authority; (v) no consent under Section 341(f) of the Code has been filed with respect to any Company or the Subsidiary; (vi) there are no Tax liens on any assets of any Company, the Subsidiary, or the Business, or on any Assets except with respect to Taxes being contested in good faith or Taxes for which payment is not yet due, (vii) none of the Assets that are being sold by CCPS pursuant to this Agreement represents a U.S. real property holding interest within the meaning of Section 897 of the Code; (viii) none of the Companies nor the Subsidiary is required to include in income for any period after the Closing Date any adjustment pursuant to section 481 of the Code (or any analogous provision of state, local, or foreign law) by reason of a change in accounting method initiated in a period prior to the Closing by the Sellers, such entity or any Tax authority or pursuant to applicable legislation; (ix) none of the Companies nor the Subsidiary has any liability for the Taxes of any corporation (other than members of the affiliated groups of which the Parent or Corning Incorporated are the common parents) under Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor; (x) none of the Companies nor the Subsidiary is a party to any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement; and (xi) no audit, dispute, Claim, or other proceedings in any court, Governmental Authority, or similar person is pending or proposed in writing in respect of Taxes due from, or with respect to, any of the Companies, the Subsidiary or the Business, or any Tax Return filed by, or with respect to, any of the Companies, the Subsidiary or the Business.

    (b) Except as disclosed with reasonable specificity in Section 3.21(b) of the Disclosure Schedule: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to the assessment or collection of any Tax to which any Company, the Subsidiary or the Assets may be subject; (ii) there are no requests from any Tax authority for information currently outstanding that involve the Taxes of any Company or the Assets; and (iii) without reference to the transactions contemplated by this Agreement, there are no pending written reassessments of any real property owned by any Company or the Subsidiary or included among the Assets that, if adopted in their present form, could increase the amount of any Tax to which any Company or the Subsidiary would be subject, or imposed upon the Assets.

    (c) (i) Section 3.21(c) of the Disclosure Schedule lists all Returns (federal, state and foreign) filed by each of the Companies and the Subsidiary that involves a material amount of tax, in the case of the U.S. Company and the Subsidiary, for taxable periods ended after January 1, 1997, and in the case of the Swiss Company, for taxable periods ended after January 1, 1995, and indicates for each such Return whether an audit has been completed or the statute of limitations on assessment or collection of tax has lapsed; and (ii) the Sellers have delivered to the Purchasers correct and complete copies of all federal, state and foreign Returns, examination reports from Taxing authorities, and statements of deficiencies involving a material amount of Taxes assessed against, or agreed to by, the U.S. Company and the Subsidiary since 1997 and the Swiss Company since 1995, except that, in the case of any Return or other item filed on a consolidated or combined basis, the Sellers shall only be required to deliver to the Purchasers the portions of such Returns that relate directly to each Company or the Subsidiary determined on a stand-alone basis.

    (d) Except as disclosed with reasonable specificity in Section 3.21(d) of the Disclosure Schedule, (i) CCPS is a registered and taxable person for the purposes of the VATA 1994 (as defined in Section 7.02); (ii) the provisions of Part XV of the Value Added Tax Regulations 1995 (capital goods scheme) do not apply to any of the Assets (with the exception of the Horsham Facility); (iii) no election has been, nor will before Closing be, made pursuant to paragraph 2 of Schedule 10 to the VATA 1994 in relation to the Horsham Facility or any part of any of it; (iv) all documents (other than those which have ceased to have any legal effect) to which CCPS is a party and which are material to the title to the Assets have been duly stamped, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom; (v) Section 3.21(d) of the Disclosure Schedule contains particulars of each of the Assets (if any) in respect of which industrial buildings allowances within Part 1 Capital Allowances Act 1990 have been claimed, and such particulars are sufficient to enable the UK Purchaser to claim such industrial allowances which so far as CCPS is aware are available; and (vi) no Asset will qualify as a long life asset for the purposes of Chapter IVA of Part II Capital Allowances Act 1990.

    SECTION 3.22  Intercompany Arrangements.  Except as disclosed in Section 3.22 of the Disclosure Schedule (such assets, services and facilities disclosed therein, the "Intercompany Services"), as of the date of this Agreement, (i) the Sellers and their Affiliates (not including the Companies or the Subsidiary) do not provide any assets, services or facilities to the Business (including the portion of the Business conducted through CCPS) or any of the Companies or the Subsidiary, and (ii) none of the Companies or the Subsidiary provides any assets, services or facilities to the Sellers or their Affiliates (not including the Companies or the Subsidiary).

    SECTION 3.23  Brokers.  Except for Lazard Frères & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers. The Sellers are solely responsible for the fees and expenses of Lazard Frères & Co. LLC.

    SECTION 3.24  Absence of Certain Business Practices.  No director, officer, employee or agent of any member of the Companies has, directly or indirectly, within the past year, given or agreed to give any bribe, gift or other similar benefit or payment to any Person in a position to influence any governmental official or authority which bribe, gift or other similar benefit or payment would subject the Business or any director, officer, employee or agent of the Business, to any damage or penalty in any civil or criminal litigation or other proceeding by a Governmental Authority under the Foreign Corrupt Practices Act or any other similar statute.

    SECTION 3.25  Insurance.  Section 3.25 of the Disclosure Schedule contains a complete and correct list of all insurance policies currently maintained by or on behalf of the Business. The Sellers have delivered to or made available for inspection by the Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect and shall remain in full force and effect until the Closing Date. All premiums due thereon up to the Closing Date have been paid or shall have been paid prior to Closing. The Sellers and the Companies have complied in all material respects with the terms and provisions of such policies.

    SECTION 3.26  Exclusivity of Representations.  The representations and warranties made by the Sellers in this Agreement are in lieu of and are exclusive of all other representations and warranties, including without limitation any implied warranties. The Sellers hereby disclaim any such other or implied representations or warranties, notwithstanding the delivery or disclosure to the Purchasers or its officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

    As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

    SECTION 4.01  Organization and Authority of the Purchaser.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which it is party have been duly authorized, executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other parties thereto) constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

    SECTION 4.02  Organization and Authority of the UK Purchaser.  As of the Closing, the UK Purchaser will be (i) a limited company incorporated under English law which will have been in continuous existence since incorporation, and/or (ii) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and will have all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. As of the Closing, this Agreement the Ancillary Agreements to which it is a party will have been duly authorized, executed and delivered by the UK Purchaser, and (assuming due authorization, execution and delivery by the other parties thereto) constitute legal, valid and binding obligations of the UK Purchaser enforceable against the UK Purchaser in accordance with their terms. The Purchaser shall cause the UK Purchaser to declare that it will, at Closing, be a taxable person for value added tax purposes.

    SECTION 4.03  Organization and Authority of the Swiss Purchaser.  As of the Closing, the Swiss Purchaser will be a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. As of the Closing, this Agreement and the Ancillary Agreements to which it is a party will have been duly authorized, executed and delivered by the Swiss Purchaser, and (assuming due authorization, execution and delivery by the other parties thereto) constitute legal, valid and binding obligations of the Swiss Purchaser enforceable against the Swiss Purchaser in accordance with their terms.

    SECTION 4.04  No Conflict.  Assuming all consents, approvals, authorizations and other actions described in Section 3.09 have been obtained and all filings and notifications listed in Section 3.09 of the Disclosure Schedule have been made, except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance of this Agreement by the Purchasers do not and will not (a) violate or conflict with the charter or By-laws (or similar organizational documents) of any of the Purchasers, (b) conflict with or violate any Law or Governmental Order applicable to any of the Purchasers or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of any of the Purchasers pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Purchaser is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party.

    SECTION 4.05  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by the Purchasers do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in a writing given to the Sellers by the Purchasers on the date of this Agreement and (b) the requirements of the HSR Act.

    SECTION 4.06  Financing.  The Purchaser has sufficient funds available to consummate the transactions contemplated by, and perform its obligations under, this Agreement, the Ancillary Agreements to which it is party, and any certificate or other document delivered pursuant to this Agreement or the transactions contemplated hereby and to pay the fees and expenses it incurs in connection with such transactions and obligations.

    SECTION 4.07  Investment Purpose.  The Purchaser is acquiring the Shares through the U.S. Purchaser and the Swiss Purchaser solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The UK Purchaser declares its intention to use the Assets in carrying on the Business in the United Kingdom following the Closing.

    SECTION 4.08  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchasers.

ARTICLE V

ADDITIONAL AGREEMENTS

    SECTION 5.01  Conduct of Business Prior to the Closing.  The Sellers covenant and agree that, between the date of this Agreement and the Closing Date, except as set forth in Section 5.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, unless the Purchaser shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed):

    (a) The Seller Parties shall conduct the Business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, the Seller Parties will use all reasonable efforts to (i) preserve substantially intact the business organization and preserve its relationships with its customers, suppliers and others to preserve the goodwill of the Business, and (ii) keep available the services of its present officers and significant employees, provided that none of the Seller Parties shall be required to increase the compensation of, or provide any other retention incentive to, any such officers or employees beyond that currently provided; provided, however, that no action by any Seller Party or the Subsidiary with respect to matters specifically addressed by any provision of Section 5.01(b) shall be deemed a breach of this Section 5.01(a) unless such action would constitute a breach of any such provision of Section 5.01(b).

    (b) The Seller Parties shall not, and shall cause the Subsidiary to not, with respect to the Business:

  (i)
  amend the Certificate of Incorporation or By-laws or other equivalent organizational document of any Company or the Subsidiary or take any action with respect to liquidation or dissolution of any Company or the Subsidiary;

  (ii)
  issue or sell any additional shares of the capital stock of, or other equity interests in, any Company or the Subsidiary, or securities convertible into or exchangeable for such shares or equity interests;

  (iii)
  redeem, combine, split, subdivide or otherwise purchase or acquire any of the capital stock or equity interests or securities convertible into or exchangeable or exercisable for capital stock or equity interests of any Company or the Subsidiary;

  (iv)
  except in the ordinary course of business consistent with past practice, sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any of the Assets or the material assets or properties of any Company or the Subsidiary;

  (v)
  incur any Indebtedness, or assume, guarantee or endorse, make any accommodation or otherwise become responsible for, the obligations of any Person, or make any loans or advances with respect to the Business, other than (A) any of the foregoing that at or prior to the Closing is repaid in full or from which CCPS or one of the Companies or the Subsidiary, as the case may be, is released of its obligations thereunder or (B) any intercompany Indebtedness incurred in the ordinary course of business consistent with past practice;

  (vi)
  take any action to create any Encumbrance on any of the Assets or the material assets or properties of any Company or the Subsidiary, other than Permitted Encumbrances and Encumbrances that are released at or prior to the Closing;

  (vii)
  acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any Person or any division thereof;

  (viii)
  permit the Business to make any capital expenditure or commitment for any capital expenditure in an aggregate amount in excess of $20,000;

  (ix)
  amend, terminate, cancel, settle or compromise any material claim of the Business or waive any other rights of substantial value to the Business;

  (x)
  make any change in any method of accounting or accounting practice or policy used by the Business other than changes that are required by U.S. GAAP, or make any change in the Business's practices or policies regarding payments of "prepaid expenses" and the maintenance of "other current assets";

  (xi)
  fail to renew any of the leases or subleases set forth in Section 3.18 of the Disclosure Schedule or allow such leases or subleases to expire or terminate, except in the ordinary course of business consistent with good business practice;

  (xii)
  except for the Intercompany Services or except in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or transaction with any Affiliate of either Seller with respect to the Business;

  (xiii)
  except in the ordinary course of business consistent with past practice, amend, modify or supplement any Material Contract;

  (xiv)
  enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in Section 5.01(b);

  (xv)
  mortgage, pledge or otherwise subject to any Encumbrance, any of its properties or assets, tangible or intangible, except for Permitted Encumbrances in the ordinary course of business consistent with past practice;

  (xvi)
  forgive, cancel, compromise, waive or release, in whole or in part, any material debts, claims or rights, other than inter-company Indebtedness; or

  (xvii)
  make any Tax election, file any Tax Return or otherwise conduct Tax matters with respect to any of the Companies, the Subsidiary, or the Business in a manner that is not consistent with past practice (except to the extent there is no reasonable basis in Law for such practice) or that is not in the ordinary course.

    SECTION 5.02  Access to Information.  (a) From the date hereof until the Closing, upon reasonable notice, CCPS shall, and shall cause each of its officers, directors, employees, agents, accountants and counsel engaged primarily in the Business, and the Parent shall cause the Companies and each of the Companies' officers, directors, employees, agents, accountants and counsel, to afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchasers reasonable access, during normal business hours and upon reasonable notice, to the offices, properties, plants, other facilities, books and records of the Business; provided, however, that such investigation shall not unreasonably interfere with the business or operations of any of the Seller Parties.

    (b) In order to facilitate the resolution of any claims made by or against any Seller Party or the Subsidiary prior to the Closing, for a period of seven years after the Closing, the Purchasers shall (i) retain the books and records of CCPS, the Companies and the Subsidiary which are transferred to the Purchasers pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of CCPS, the Companies and the Subsidiary, (ii) upon reasonable notice, afford the officers, employees, authorized agents, accountants, counsel and representatives of the Seller Parties and the Subsidiary reasonable access (including the right to make, at such party's expense, photocopies), during normal business hours, to such books and records, (iii) upon reasonable notice, furnish to the officers, employees, authorized agents, accountants, counsel and representatives of the Seller Parties or the Subsidiary, as the case may be, such additional financial and other information regarding the Business as such party may from time to time reasonably request and (iv) upon reasonable notice, make available to the Seller Parties or the Subsidiary, as the case may be, the employees of the Business and any successors whose assistance, testimony or presence is necessary to assist such party in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Purchasers; and provided further that any such information provided pursuant to this Section 5.02 shall not be disclosed to any third party not affiliated with the Sellers, without the Purchaser's prior written consent.

    SECTION 5.03  Confidentiality.  The terms of the letter agreement between the Purchaser and Lazard Frères & Co. LLC dated October 13, 2000 (the "Confidentiality Agreement") are hereby incorporated by reference, and the parties hereto agree, and the Purchaser shall cause the other Purchasers, to honor such terms as though they were a party thereto. The terms of the Confidentiality Agreement shall continue in full force and effect after the Closing, except in respect of that portion of the Evaluation Materials (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated hereby which shall terminate upon the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

    SECTION 5.04  Regulatory and Other Authorizations; Notices and Consents.  (a) Each party hereto shall use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

    (b) The Sellers shall use commercially reasonable efforts to obtain such third party consents as the Purchaser may reasonably deem necessary or desirable in connection with the transfer of the Material Contracts (other than Customer Contracts), it being understood that (i) nothing in this Section 5.04 is intended to be a covenant that the Sellers shall in fact obtain on the Purchasers' behalf any such consents, and (ii) obtaining such consents shall not be a condition to Closing. The Purchaser shall, and the Purchaser shall cause the other Purchasers to, cooperate and use commercially reasonable efforts to assist the Sellers in obtaining such consents.

    (c) The Sellers and the Purchaser agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Business or the Purchasers any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which CCPS, a Company or the Subsidiary is a party and which is to be transferred to the Purchasers pursuant to Section 2.01, 2.02 and 2.03 is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with the Purchasers in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Sellers will use commercially reasonable efforts to provide the Purchasers on a back-to-back or similar basis with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract, commitment or other agreement or arrangement, and the Purchaser shall, or the Purchaser shall cause the other Purchasers to (i) assume the obligations and burdens thereunder and (ii) indemnify the Sellers and their Affiliates for any claims by third parties arising out of, or relating to, such obligations and burdens of the Sellers assumed by the Purchasers thereunder.

    SECTION 5.05  Non-Competition.  (a) For a period of four years after the Closing (the "Restricted Period"), the Parent shall not, and will cause its Affiliates not to, engage, directly or indirectly, in any business anywhere in North America or Europe (the "Territory") that provides integrated contract pharmaceutical packaging services for clinical trials (the "Competing Service"); provided the foregoing shall not prohibit the Parent and its Affiliates from (i) acquiring, directly or indirectly, securities listed on any national securities exchange or traded actively in the national over-the-counter market of any Person that provides the Competing Service in the Territory, provided that the Parent does, and the Parent causes its Affiliates to, not, in the aggregate, own more than five percent of the outstanding voting power or common stock of such Person; (ii) acquiring a company (the "Diversified Company") or a business having not more than 20% of its gross revenues attributable to providing the Competing Service as of the Closing Date provided that the Parent and its Affiliates do not provide the Competing Service other than through the Diversified Company; and (iii) using sub-contractors that are not Affiliates of the Parent to provide the Competing Service, provided that (A) the provision of the Competing Service is incidental to the supply of the products or services of the Parent or its Affiliates to the customers of the Parent or its Affiliates, and (B) unless such customers shall have specifically identified a third party as the provider of the Competing Service, the Parent shall, and shall cause its Affiliates to, use their reasonable efforts in good faith (x) to offer the Purchasers the opportunity to bid on the sub-contract for such Competing Service and (y) to make the Purchasers aware of the opportunity, and to bid on the contract, to provide the Competing Service directly to the customers of the Parent or its Affiliates if the Sellers make any other third party provider of the Competing Service aware of such opportunity. Notwithstanding any of the foregoing, this Section 5.05 shall not prohibit any Person (or an Affiliate of such Person) that Acquires the Parent from providing the Competing Service, provided that no such Person (or any Affiliate of such Person) may provide the Competing Service through the Parent or its subsidiaries.

    (b) From the Closing Date until the second anniversary thereof, neither the Parent nor any of their subsidiaries shall, without the prior written consent of the Purchaser, directly or indirectly, have or engage, or directly or indirectly solicit for employment or other services, whether as an employee, officer, director, agent, consultant or independent contractor, any Transferred Employee; provided that this Section 5.05 shall not prevent the Parent or their subsidiaries from (i) soliciting employment pursuant to a general advertisement or (ii) employing any Transferred Employee who contacts the Parent or their subsidiaries on his or her own initiative without any direct or indirect solicitation by or encouragement by the Parent or their subsidiaries other than any solicitation pursuant to a general advertisement.

    (c) The Purchaser agrees to pay $10 million (the "Non-Competition Purchase Price") to the Parent in exchange for the covenant not to compete set forth in this Section 5.05, of which 60 percent is allocated to United States sources and 40 percent is allocated to non-U.S. sources. For Tax purposes, the Parent and the Purchasers agree to report the Non-Competition Purchase Price in a manner consistent with this Section 5.05 and in accordance with the allocation in this Section 5.05(c), and that neither the Purchasers nor the Sellers shall take any position inconsistent therewith in any Tax Return and, unless otherwise required by the final determination of any Action by a Tax authority, in any refund claim, in any litigation, or otherwise.

    (d) The Parent agrees that any employment agreement entered into between the Purchaser or its Affiliates and Heinz Stamm or Michael Ivers in connection with the transactions contemplated hereby, shall not be a violation of any non-competition agreements between such individuals and the Parent or its Affiliates, and the Parent agrees that it will not take any enforcement action against such individuals for the breach of any such non-competition agreements in respect of any services they provide to the Purchaser or its Affiliates after the Closing. Any and all employment obligations (other than any non-competition agreements, except as otherwise set forth in this Section 5.05(d)) of Heinz Stamm and Michael Ivers to the Parent and its Affiliates shall be deemed terminated as of the Closing and such termination shall not constitute a breach of any such obligations.

    SECTION 5.06  Use of the Sellers' Names.  Notwithstanding any other provision of this Agreement to the contrary but subject to this Section 5.06, no interest in or right to use the name "Covance" or any other corporate name of the Sellers or their Affiliates (other than those listed in Section 5.06 of the Disclosure Schedule) or any logo, trademark, service mark or trade name or any derivation thereof of the Sellers or their Affiliates with respect to, or associated with, the foregoing or their businesses (collectively, the "Retained Names and Marks") is being transferred to the Purchasers pursuant to the transactions contemplated hereby, and except as otherwise provided in this Section 5.06, the use of any Retained Names and Marks in connection with the Business by the Purchasers and their Affiliates shall cease as of the Closing Date. The Purchasers, on or promptly following the Closing Date, will, and will cause their Affiliates (including, without limitation, the Companies) to, remove or obliterate all the Retained Names and Marks from their corporate name (including, without limitation, appropriate amendments to the corporate charters of each Company), signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other items and materials of the Business and otherwise, and not to put into use after the Closing Date any such items and materials not in existence on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto, to another corporate name that does not include the name "Covance" or any name, mark or logo similar thereto. Notwithstanding the foregoing, the Purchasers may, for a period of nine months from the Closing Date, use the Retained Names and Marks to identify the Business so long as such use is made in a manner intended to indicate that the Business is no longer owned by the Sellers. Without limiting the generality of the previous sentence, the Purchasers, their Affiliates and the Companies may use any purchase orders, invoices, sales orders, labels, letterheads, or shipping documents existing on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto where the removal of any Retained Name or Mark or any such similar name, mark or logo would be impractical or difficult until the earlier of the date those purchase orders, invoices, sales orders, labels, letterheads, or shipping documents are finished or nine months following the Closing Date; provided, however, that the Purchaser shall, or shall cause their Affiliates (including, without limitation, the Companies) to, place a stamp, mark or other notation on any such item that identifies each Company as an affiliate or business of any of the Purchasers (and not of either Seller). The Purchaser agrees that the Sellers and their Affiliates shall have no responsibility for claims by third parties arising out of, or relating to, the use after the Closing Date by the Purchasers, the Companies or any Affiliate thereof of any Retained Name or Mark, and the Purchaser shall indemnify the Sellers and their Affiliates with respect to any such claims.

    SECTION 5.07  Insurance Coverage.  (a) As of the Closing, the Sellers shall have no obligation to insure the Business, the Assets, the Companies or any of the assets or properties of any of the Companies or the Subsidiary against any Loss in and under any insurance policy of the Sellers or their Affiliates, and the Purchasers shall have no rights or obligations with respect to any such policy. Notwithstanding the foregoing, at the Purchaser's expense, the Sellers shall cooperate with the Purchasers in filing claims and shall promptly make the proceeds of such claims available to the Purchasers regarding any covered events that occurred prior to the Closing under the Sellers' policies providing insurance coverage on a per-occurrence basis.

    (b) The Purchaser shall, or shall cause the other Purchasers to, procure and maintain insurance on the terms and conditions required by, and for the remaining term of, all Customer Contracts to which either of the Companies is a party or which are transferred by CCPS hereunder, and which require a Seller Party to insure the customers thereunder against certain liabilities set forth therein. All premiums, assessments and other charges incurred in maintaining such insurance in full force and effect, as well as the payment of any deductibles, shall be the sole responsibility of the Purchasers.

    (c) The Sellers shall use its reasonable efforts to deliver to or make available for inspection and copying (at Purchaser's expense) by the Purchaser complete and correct copies of all policies that are or have been in effect since the Sellers conducted the Business, together with all riders and amendments thereto.

    SECTION 5.08  Intercompany Indebtedness.  Simultaneous with the Closing, there shall be no amounts owing (i) from CCPS to any of its Affiliates or to the Parent or its Affiliates with respect to the Business, (ii) from the Parent or any of its Affiliates to CCPS or any of its Affiliates with respect to the Business, (iii) from any of the Companies or Subsidiaries to the Parent or any of its Affiliates, and (iv) from the Parent or any of its Affiliates to any of the Companies or Subsidiaries.

    SECTION 5.09  Horsham Facility.  The Purchaser agrees to cause the UK Purchaser to lease to CCPS certain portions of the property and facilities of the Horsham Facility, as described on Section 5.09 of the Disclosure Schedule (the "demised premises"), on the terms and conditions set forth in the lease agreement substantially in the form attached hereto as Exhibit 5.09 (the "Lease Agreement"). CCPS agrees and the Purchaser agrees to cause the UK Purchaser to enter into the Lease Agreement as of the Closing.

    (a) CCPS and the UK Purchaser agree to make a joint application to the Court pursuant to Section 38 of the Landlord and Tenant Act 1954 (as amended by Section 5 of the Law of Property Act 1969) for an order authorising an agreement excluding, in relation to the Lease Agreement, the provisions of Sections 24 to 28 of the said Act, such exclusion to be in the form of Clause 5.8 of the Lease Agreement and the parties shall use their best endeavours to obtain such order.

    (b) Insofar as the same are applicable and are not consistent with or varied by the express terms of this Agreement, this Agreement shall incorporate the National Conditions of Sale (Twentieth Edition) ("National Conditions") as varied in the manner set out in Section 8.02.

    (c) The demised premises are to be demised together with all easements, rights and licenses attaching or appurtenant thereto and all buildings, structures and fixed and non-severable plant, machinery and equipment thereon except:

  (i)
  property belonging to the suppliers of gas, water, electricity, telecommunications or other services; and

  (ii)
  landlord's fixtures and fittings; and

  (iii)
  tenant's and trade fixtures and fittings on any part of any demised premises that is subject to any lease or tenancy in favour of a third party;

but subject to the easements, rent charges, covenants, restrictions, leases, tenancies (including statutory tenancies), licences, agreements, overriding interests (as defined in Section 70(1) of the Land Registration Act 1925) and also are to be demised subject also to the rents, covenants and conditions reserved by or contained in the leases under which the same are respectively held.

    (d) CCPS shall raise no requisitions nor make any objection in respect of any of the above nor any matter arising before the Closing.

    (e) CCPS is deemed to take the demise with knowledge in all respects of the authorised uses of the Demised premises for the purposes of the enactments from time to time in force relating to town and country planning.

    SECTION 5.10  Guarantees.  The Purchaser shall use all reasonable efforts to cause the Sellers and their Affiliates (other than the Companies) to be released as of the Closing, or as soon thereafter as possible, from the guarantee of the Sellers listed in Section 5.10 of the Disclosure Schedule (the "Guarantee"). The Purchaser agrees to indemnify the Sellers and their Affiliates for any and all Losses incurred by the Sellers and their Affiliates after the date of this Agreement arising out of the Guarantee, whether or not such Losses accrued prior to (other than any Losses with respect to which the Sellers are obligated to indemnify the Purchaser under Section 10.02), on or after the Closing.

    SECTION 5.11  Transition Services.  (a) The Parent shall provide, or cause to be provided, to the Purchasers, solely for the benefit of the Business, such Intercompany Services as set forth in Exhibit 5.11 (each a "Transition Service" and collectively, the "Transition Services") for a period beginning on the Closing Date and through the end of the term set forth in Exhibit 5.11 for each Transition Service (the "Transition Period"). The Parent shall use reasonable best efforts to provide, or cause to be provided, the Transition Services during the Transition Period in a manner generally consistent with the manner and level of care with which such services were previously performed by the Parent and its Affiliates in the conduct of the Business. The Purchaser shall, and shall cause the other Purchasers to, use their best efforts to replace the Transition Services with equivalent services as soon as practicable, and in any event, prior to the expiration of the Transition Period, and the Parent shall use its reasonable efforts to assist the Purchasers in obtaining such equivalent services.

    (b) The Purchaser hereby agrees to comply, and cause their Affiliates to comply, in all respects with the conditions set forth in Exhibit 5.11 for each Transition Service during the relevant Transition Period. The Purchaser agrees that the Sellers and their Affiliates shall have no responsibility for claims by third parties arising out of, or relating to, any breach by the Purchasers or any of their Affiliates of any of the conditions set forth in Exhibit 5.11 and the Purchaser shall indemnify the Sellers and their Affiliates with respect to any such claims.

    (c) The Purchaser shall pay the Parent the charge for each Transition Service set forth in Exhibit 5.11. The Parent will present the Purchasers with monthly invoices for the amounts due. The Purchaser shall pay, or cause to be paid, each invoice within fifteen (15) days of the date of delivery of the invoice to the Purchasers. Any late payment shall bear interest from the fifteenth day of the date of the invoice (the "Payment Due Date") through the date of payment at the rate of interest publicly announced by Citibank N.A. or any successor thereto in New York, New York from time to time as its base rate from the Payment Due Date to the date of such payment plus 4%.

    (d) The Purchasers shall be entitled, upon reasonable prior notice, to have reasonable access during business hours to the records of the Parent relating to the Transition Services or to those records of any Affiliate of the Parent providing the Transition Services solely for the purpose of verifying the accuracy of charges for the Transition Services, provided such access shall not unreasonably interfere with the business of the Parent and its Affiliates. Any information obtained under this Section 5.11 shall be kept confidential in accordance with Section 5.03.

    (e) The obligations of the Parent to provide Transition Services shall be suspended during any period, and to the extent, in which the Parent is prevented or hindered from complying therewith by any Law or Governmental Order or by any cause beyond the reasonable control of the Parent, including, without limitation, acts of God, civil disturbances, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof. In such event, the Parent shall give notice of suspension and the cause thereof, and the Parent shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.

    (f)  Notwithstanding anything to the contrary in this Agreement, neither the Parent nor any of its Affiliates or any of their respective officers, directors, employees, agents, representatives or attorneys-in-fact shall be liable to the Purchasers for any action taken or omitted to be taken by it or such person under or in connection with this Agreement, except that the Parent shall be liable for direct losses incurred by the Purchasers arising out of the gross negligence or willful misconduct of the Parent or its respective officers, directors, employees, agents or attorneys-in-fact in the performance of the Transition Services.

    SECTION 5.12  Reimbursement.  In the event that the Purchaser is not required to make any or all payments referred to in Section 5.12 of the Disclosure Schedule and does not make any such payment on or prior to the scheduled due date, the Purchaser agrees to (i) promptly notify the Sellers of such event and (ii) within ten Business Days following such payment's scheduled due date, pay the amount of such payment to the Sellers.

    SECTION 5.13  Equipment Lease.  As promptly as practicable after the payment of the amount in Section 2.10 of the Disclosure Schedule (or after such time that the requirement for such payment is waived by Chase Equipment Leasing Inc.), the Parent shall transfer to the U.S. Company, free and clear of all Liens, full right, title and interest in and to the equipment and other property in respect of which such payment shall have been made or waived, as the case may be.

    SECTION 5.14  Further Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including by executing and delivery of such documents and taking such other actions as may be appropriate to evidence the release of the U.S. Company of its guaranty obligations in respect of indebtedness of the Parent and the release of the Liens on assets of the U.S. Company and the Subsidiary securing the Schantz Loan. The Purchaser agrees that to the extent any obligations hereunder are required to be performed by the U.S. Purchaser, the Swiss Purchaser or the UK

Purchaser, the Purchaser shall cause such obligations to be performed in accordance with the terms of this Agreement.

ARTICLE VI

EMPLOYEE MATTERS

    SECTION 6.01  Employment.  Except as otherwise provided herein, the Purchasers shall employ (or cause the Business to employ or to continue to employ) on or after the Closing Date the Transferred Employees. Beginning on the Closing Date (but subject to Section 5.11) and through December 31, 2001, each U.S. Transferred Employee and Swiss Transferred Employee shall (a) be employed by the Purchasers or the Business at an annual rate of pay that is no less than the annual rate of pay applicable to such U.S. Transferred Employee and Swiss Transferred Employee prior to the Closing Date, and (b) as set forth more specifically in Sections 6.02 and 6.04 shall receive benefits that are substantially comparable in the aggregate to the benefits provided to the U.S. Transferred Employees and Swiss Transferred Employees as of the Closing Date, but in no event, less favorable than benefits provided to similarly situated employees of the Purchaser. The provisions of the preceding sentence are subject, however, to the right of the Purchasers to terminate the employment of any U.S. Transferred Employee and Swiss Transferred Employee during such period after the Closing (a) for cause or (b) provided that the Purchasers comply with the terms of the employment agreements, retention agreements and severance plans referred to in Sections 6.02(c) and 6.04(d), for any other reason. Each Transferred Employee employed by the Sellers or its Affiliates other than the Companies shall cease to be an employee of such Sellers or its Affiliates on the Closing Date.

    SECTION 6.02  Provisions Related to U.S. Employees.  (a) Benefit Plans in General. Immediately prior to the Closing Date, except as otherwise expressly provided herein, each Transferred Employee who is employed by the U.S. Company or is otherwise employed in the United States (the "U.S. Transferred Employees") shall cease to be covered by any benefit plans maintained by the Sellers or their Affiliates (other than those sponsored by the U.S. Company). Beginning on the Closing Date (but subject to Section 5.11) and through December 31, 2001, each U.S. Transferred Employee shall be covered by compensation and benefit plans, programs and arrangements of the Purchasers or their Affiliates including the U.S. Company (the "U.S. Purchaser Benefit Plans"), that shall provide the U.S. Transferred Employees with compensation and benefits that, in the aggregate, are substantially comparable to the compensation and benefits enjoyed by the U.S. Transferred Employees immediately prior to the Closing Date but, in no event, shall such compensation and benefit plans, programs and arrangements be less favorable to the U.S. Transferred Employees than those provided to similarly situated employees of the Purchaser, other than those compensation and benefit plans, programs and arrangements providing for annual cash bonuses or stock options, stock purchase rights or other stock-based compensation and the Fisher Scientific International, Inc. Retirement Plan. Each U.S. Purchaser Benefit Plan shall grant each U.S. Transferred Employee credit for all employment with the Sellers and their Affiliates for purposes of eligibility, vesting, and, for purposes of severance, vacation and similar entitlements only, seniority under the U.S. Purchaser Benefit Plans.

    (b)  Medical, Dental, Health and Life Insurance.  Each U.S. Purchaser Benefit Plan that is a medical, dental or health plan (i) shall credit each U.S. Transferred Employee with any co-payments and deductible contributions made by such U.S. Transferred Employee for the applicable plan year in which the Closing Date occurs, and (ii) shall not contain any exclusion from coverage for pre-existing conditions to the extent similar pre-existing condition exclusions did not apply under Seller's corresponding plan to such employees immediately prior to the Closing Date.

    (c)  Severance.  The Purchasers shall assume all Liabilities of the Sellers under each of the employment and retention agreements (except that the Sellers shall retain the obligation to pay the transaction bonuses only under the retention agreements) listed on Section 6.02(c)(i) of the Disclosure

Schedule. The Purchasers shall establish a severance plan for the U.S. Transferred Employees substantially identical to the severance plan of the Sellers listed on Section 6.02(c)(ii) of the Disclosure Schedule (as in effect on the date hereof) and shall maintain such U.S. Purchaser Benefit Plan without adverse change, for a period beginning on the Closing Date and ending on December 31, 2002. The parties intend that the transactions contemplated by this Agreement and, in particular, the transfers of employment contemplated under Section 6.01 should not, and are not intended to, be construed to cause an actual or constructive termination of the employment of any U.S. Transferred Employee or otherwise entitle any such individual to any termination or severance benefits under any agreement, plan, policy, program, practice or other arrangement or any statute or law. The Purchasers and the Sellers agree to take all actions commercially practicable so that such transfers of employment are not construed to cause any such actual or constructive termination of the employment of any U.S. Transferred Employee. Subject to the foregoing, and without limiting the application of any other provision of this Agreement, if the transactions contemplated by this Agreement, including the transfers of employment contemplated under Section 6.01, are construed to cause an actual or constructive termination of the employment of any U.S. Transferred Employee or otherwise entitle any such individual to termination or severance benefits under any agreement, plan, policy, program, practice or other arrangement or any statute or law, the Purchasers shall be solely liable for all termination and severance payments and amounts which become payable to such individuals.

    (d)  Certain Accrued Benefits.  Except as otherwise explicitly provided in this Article VI, the Purchasers shall assume or retain all Liabilities of the Sellers and their Affiliates for compensation and benefits with respect to all U.S. Transferred Employees for (i) vacation, sick leave and personal time that is accrued but unpaid as of the Closing Date, including overtime compensation, as reflected on the Final Balance Sheet, (ii) other plans and arrangements described in Section 6.02(d) of the Disclosure Schedule, and (iii) any other Liabilities reflected on the Final Balance Sheet and the Purchasers shall take all actions necessary to assume such Liabilities, obligations and responsibilities, and existing employment and retention agreements and contracts (or the liabilities and obligations thereunder) as set forth in Section 6.02(c). The Sellers shall retain or assume all other Liabilities, obligations and responsibilities of the Sellers and their Affiliates for compensation and benefits not specifically assumed or retained by Purchaser in Section 6.02.

    (e)  Retained Employee Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall retain all Liabilities for and with respect to (i) any workers' compensation claim made by any U.S. Transferred Employee arising from an event, injury or illness occurring prior to Closing including any claim payable pursuant to the terms of any third party payer workers' compensation insurance policy maintained by Seller or an Affiliate of the Sellers at the time of such event, injury or illness, except to the extent that such insurance policy is maintained by or assigned to the Purchasers or an Affiliate of the Purchasers as of the Closing; (ii) any claim for life insurance, health, dental, medical or similar benefits incurred by a U.S. Transferred Employee prior to the Closing including any claim payable pursuant to the terms of any third party payer insurance policy maintained by the Sellers or an Affiliate of the Sellers in effect at the time such claim was incurred, except to the extent that such claim is covered under a plan set forth on Section 6.02(d) of the Disclosure Schedule; (iii) any claim for long-term disability benefits by a U.S. Transferred Employee in respect of a continuous, uninterrupted period of absence from work commencing prior to the Closing including any claim payable pursuant to the terms of any third party payer long-term disability insurance policy of the Sellers or an Affiliate of the Sellers in effect as of the last day of such U.S. Transferred Employee's attendance at work for the Sellers or an Affiliate of the Sellers, except to the extent that such insurance policy is maintained by or assigned to the Purchasers or an Affiliate of the Purchasers as of the Closing; (iv) the transaction bonuses only under the retention agreements listed on Section 6.02(c)(i) of the Disclosure Schedule; and (v) plans, programs and arrangements described in Section 6.02(e) of the Disclosure Schedule.

    (f)  Qualified DC Plans.

      (i)  Effective as of the Closing but subject to Section 5.11, contributions in respect of the U.S. Transferred Employees under each qualified defined contribution plan of the Sellers and any Affiliate of the Sellers, including, the 401(k) Savings Plan (collectively, the "Seller DC Plan") shall cease. Effective as of or as soon as practicable after the Closing but during the Transition Period, the Purchasers shall establish or designate a qualified defined contribution plan sponsored by the Purchasers or an Affiliate of the Purchasers (the "Purchaser DC Plan") to provide benefits to each U.S. Transferred Employee who, at the time of the Closing, was a participant in one or more of the Seller DC Plan (the "DC Plan Participants"). Each DC Plan Participant shall receive credit under the Purchaser DC Plan for all service with the Sellers and each Affiliate of the Sellers and their respective predecessors prior to the Closing for the purpose of vesting and participation to the extent that such service was recognized under the Seller DC Plan. The Purchaser DC Plan shall be qualified under Sections 401(a) and 401(k) of the Code and the Purchasers shall provide to the Sellers as soon as practicable following the Closing a copy of favorable determination letter issued by the IRS stating that the Purchaser DC Plan, meets the qualification requirements of Sections 401(a) and Section 401(k) of the Code, and Purchaser represents that, to its knowledge, no fact or event has occurred since the date of such letter that could be reasonable construed as affecting the qualified status of the Purchaser DC Plan. As soon as practicable following the Closing, the Sellers shall provide to the Purchaser a copy of a favorable determination letter issued by the IRS stating that the Seller DC Plan meets the qualification requirements of Section 401(a) and Section 401(k) of the Code and the Sellers represent that, to their knowledge, no fact or event has occurred since the date of such letter that could be reasonable construed as affecting the qualified status of the Seller DC Plan. In consideration of the transfer of assets described in this Section 6.02(f), the Purchaser DC Plan shall assume and discharge all obligations and liabilities of the Seller DC Plan for all benefits transferred from the Seller DC Plan for the Transferred Employees. As soon as practicable following the later of (i) the expiration of a 30-day period following the date of filing of any required notices with the IRS by the Purchaser and Sellers, (ii) the end of the Transition Period, (iii) the Sellers' receipt of a copy of the favorable determination letter with respect to the Purchaser DC Plan as described above and (iv) the Purchaser's receipt of a copy of the favorable determination letter with respect to the Seller DC Plan as described above, the Sellers shall cause the transfer, in cash or employee loans, from the Seller DC Plan to the Purchaser DC Plan of the value of the full account balances of such employees in cash on the date of transfer (which account balances will have been credited with appropriate investment experience attributable to the period from the Closing Date to the date of transfer described herein).

      (ii) Prior to the transfer described in Section 6.02(f)(i), the U.S. Transferred Employees who participated in the Seller DC Plan shall continue to be entitled to the same extent permitted under such plans prior to the Closing to make hardship withdrawals and be extended plan loans and (ii) the Purchasers shall, or shall cause their Affiliates to, institute a program for collecting from each U.S. Transferred Employee any loan repayments due under the Seller DC Plan from such U.S. Transferred Employee and remitting those repayments to such Seller DC Plan as and when due.

    (g)  WARN.  The Purchasers or their Affiliates shall be fully responsible for any notices and liabilities under the Worker Adjustment and Retraining Notification Act or similar state Law in connection with the termination of the employment of any U.S. Transferred Employee after the Closing.

    SECTION 6.03  Provisions Related to UK Employees.  (a) In this Section 6.03, the following terms shall have the following meanings:

    "UK Transferred Employees" means those employees of the Sellers and/or their Affiliates who are listed at Section 6.01 of the Disclosure Schedule and based in the UK;

    "UK Employment Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981, (as amended, re-enacted or extended from time to time); and

    "Directive" means Acquired Rights Directive 77/187, (as amended, re-enacted or extended from time to time).

    (b)  Application and Effect of the UK Employment Regulations.  The parties agree that by virtue of the UK Employment Regulations subject to the right of any UK Transferred Employees to object under Regulation 5(4A) of the UK Employment Regulations to being employed by the UK Purchaser, the UK Purchaser undertakes to accept into employment the UK Transferred Employees on the Closing Date upon the same terms and conditions of employment and with the same length of service as with the Sellers and/or their Affiliates.

    The UK Purchaser and CCPS shall comply in all respects with the obligations imposed on a transferee and transferor by the UK Employment Regulations in respect of the UK Transferred Employees (whether or not it shall be determined by an employment tribunal or a court (of any instance or jurisdiction) that any or all of the UK Transferred Employees were not entitled to protection (whether wholly or in part) under the UK Employment Regulations.

    (c)  Employment on Same Terms.  The UK Purchaser shall employ each of the UK Transferred Employees on terms and conditions at least as favorable as their existing terms and conditions (save to the extent they relate to the provisions of any occupational pension scheme which do not transfer under the UK Employment Regulations) with the Sellers and/or their Affiliates such employment taking effect as from the Closing Date. For the avoidance of doubt this obligation shall include (but is not limited to) all Benefit Plans and retention agreements (except insofar as the same relates to transaction bonuses) referred to in Section 6.03(d) relating to the UK Transferred Employees with the Sellers and/or their Affiliates prior to the Closing Date which, by virtue of the UK Employment Regulations, the UK Purchaser is obliged to maintain in respect of the UK Transferred Employees.

    (d)  Severance.  The Purchasers shall assume all Liabilities of the Sellers and their Affiliates under the terms and conditions of employment of any UK Transferred Employee and the retention agreements (except that the Sellers shall retain the obligation to pay the transaction bonuses only under the retention agreements) listed on Section 6.03(d) of the Disclosure Schedule.

    (e)  Future Outgoings.  The UK Purchaser shall be responsible for all payments and outgoings in respect of the UK Transferred Employees (including, without limitation, all compensation, wages, holiday pay, bonuses, commissions, PAYE, national insurance contributions, pension contributions and otherwise) from the Closing Date (including Liabilities with respect to amounts accrued on the Final Balance Sheet for periods prior to the Closing Date) and shall indemnify and hold harmless the Sellers and their Affiliates against all losses in respect of same.

    (f)  General Indemnity by Purchasers.  The Purchasers shall indemnify and hold harmless the Sellers and their Affiliates from and against all Losses in connection with or as a result of any claim or demand by any UK Transferred Employee in respect of redundancy, severance, unfair dismissal or any other claim within the jurisdiction of any employment tribunal, wrongful dismissal, breach of contract, any other claim arising at common law, sex, race or disability discrimination, equal pay, and any claim in tort or otherwise (in all cases whether arising under UK, U.S. Federal or state law or European law) arising from any act, fault or omission (or proposed act, fault or omission (which shall be deemed to include without limitation any statement of intent or opinion made by the Purchasers or their Affiliates at any time) of the Purchasers in relation to any UK Transferred Employee before, on or after the Closing Date which shall be deemed to include the cessation of such UK Transferred Employee's employment with the Sellers and/or their Affiliates as contemplated by this Agreement. The parties intend that the transactions contemplated by this Agreement and, in particular the transfers of employment contemplated under Section 6.01 and this Section 6.03 should not, and are intended not to, be construed to cause an actual or constructive termination of the employment of or dismissal of any UK Transferred Employee.

    (g)  Obligations of Sellers.

      (i) The Sellers shall be responsible for all payments and outgoings in respect of the UK Transferred Employees (including, without limitation all compensation, wages, holiday pay, bonuses commissions, PAYE, national insurance contributions, pension contributions and otherwise) in respect of their service up to and including the Closing Date (excluding Liabilities with respect to amounts accrued on the Final Balance Sheet for periods prior to the Closing Date).

      (ii) The Sellers shall indemnify and hold harmless the Purchasers from and against all Losses in connection with or as a result of any claim or demand by a UK Transferred Employee in respect of any redundancy severance, unfair dismissal or any other claim within the jurisdiction of any employment tribunal, wrongful dismissal, breach of contract, any other claim arising at common law, sex, race or disability discrimination, equal pay and any claim in tort or otherwise (in all cases whether arising out of UK, U.S. or State law or European law) arising from any act, fault or omission (or proposed act, fault or omission which shall be deemed to include without limitation any statement of intent or opinion made by the Sellers or their Affiliates at any time) of the Sellers in relation to any UK Transferred Employee where such claim related to such UK Transferred Employee and arises prior to the Closing Date.

      (iii) If any contract of employment of a person other than a UK Transferred Employee, or any collective agreement not disclosed in writing to the UK Purchaser, has effect (pursuant to the UK Employment Regulations) following the Closing Date as if originally made between the UK Purchaser and that person or between the UK Purchaser and the relevant trades union, as the case may be: (A) the UK Purchaser may terminate the contract or the collective agreement within 10 Business Days after becoming aware of that effect; and (B) the Sellers shall indemnify the UK Purchaser against any liabilities arising out of such termination and against any sum payable to or in respect of that person in respect of his employment or any liabilities incurred to or on behalf of the relevant trades union.

    (h)  Employee Representative Issues.

      (i) The Purchasers shall indemnify and hold harmless the Sellers and/or their Affiliates from and against all Losses, in connection with or as a result of any claim (including any entitlement of an employee under or consequent on such claim) by any trade union or staff association or employee representative or UK Transferred Employee (whether or not recognized by the Purchasers in respect of all or any of the UK Transferred Employees) arising from or connected with any failure by the Purchasers to comply with any legal obligation to such trade union, staff association or other employee representative (whether under Regulation 10 of the UK Employment Regulations, under the Directive or otherwise and, whether any such claim arises or has its origin before, on or after the Closing Date).

      (ii) The Sellers shall indemnify and hold harmless the Purchasers from and against all Losses, in connection with or as a result of any claim (including any entitlement of an employee under or consequent on such claim) by any trade union or staff association or employee representative or UK Transferred Employee (whether or not recognized by the Sellers in respect of all or any of the UK Transferred Employees) arising from or connected with any failure by the Sellers to comply with any legal obligation to such trade union, staff association or other employee representative (whether under Regulation 10 of the UK Employment Regulations, under the Directive or otherwise and, whether any such claim arises or has its origin before, on or after the Closing Date).

    (i)  Measures.  Without prejudice to the other obligations of the Purchasers hereunder the Purchasers shall forthwith upon request by the Sellers and/or their Affiliates furnish to the Sellers and/or their Affiliates details of the measures (within the meaning of the UK Employment Regulations and the Directive), if any, that the Purchasers intend to take in relation to any UK Transferred Employees and shall indemnify and hold harmless the Sellers and/or their Affiliates against any breach of this obligation (including against any legal expenses).

    (j)  Identity of Purchaser.  The Purchasers shall indemnify and hold harmless the Sellers and/or their Affiliates from and against all Losses, in connection with or as a result of any claim by any UK Transferred Employee that the terms and conditions to be provided or which are proposed to be provided by the UK Purchaser are to that employee's detriment whether such claim or claims arise or arises before or after the Closing Date.

    (k)  Retained Employee Liability.  Notwithstanding anything to the contrary in this Agreement, the Sellers and/or their Affiliates shall retain all Liabilities for and with respect to (i) any personal injury claim made by any UK Transferred Employee arising from an event, injury or illness occurring prior to the Closing in relation to which compensation is payable under the terms of any third party employer's liability insurance policy maintained by the Sellers or an Affiliate of the Sellers at the time of such event, injury or illness, except to the extent that any such insurance policy is maintained by or assigned to the Purchasers or an Affiliate of the Purchasers; (ii) any claim for life insurance, health, dental, medical or similar benefits incurred by a UK Transferred Employee prior to the Closing Date and payable pursuant to the terms of any third party payer insurance policy maintained by the Sellers or an Affiliate of the Sellers in effect at the time such claim was incurred, except to the extent that such claim is covered in full under a third party payer insurance policy maintained by or assigned to the Purchasers or an Affiliate of the Purchasers as of the Closing Date; (iii) any claim for long term disability benefits by a UK Transferred Employee in respect of a continuous, uninterrupted period of absence from work commencing prior to the Closing Date and payable pursuant to the terms of any third party payer long-term disability insurance policy of the Sellers or an Affiliate of the Sellers in effect as of the last day of such UK Transferred Employee's attendance at work for the Sellers or an Affiliate of the Sellers, except to the extent that such insurance policy is maintained by or assigned to the Purchasers or an Affiliate of the Purchasers as of the Closing Date; (iv) the retention bonuses only under the retention agreements listed on Section 6.03(d) of the Disclosure Schedule; and (v) plans, programs and arrangements described in Section 6.03(k) of the Disclosure Schedule.

    (l)  Foreign Pension Plans.  Words and expressions used in this Section 6.03(l) bear the same meanings as in the rest of the Agreement, save that for the purposes of this Section 6.03(l) the following terms have the following meanings:

    "ICTA 1988" means the Income and Corporation Taxes Act 1988.

    "Pensionable Employees" means such of the UK Transferred Employees at the Closing Date who at that date are or who during the Transitional Period become members of the Seller's Scheme.

    "UK Purchaser's Scheme" means a scheme or schemes to be nominated in accordance with paragraph 3.1.1, and where the context requires means the trustees of the UK Purchaser's Scheme.

    "Transfer Date" means the date falling three months after the Closing Date, or such other date as may be notified by the UK Purchaser to the Seller by one month's notice in writing.

    "Transfer Value" means the amount of the fund of cash and investments held by the Sellers' Scheme standing to the credit of the Transferring Members at the Transfer Date under the Seller's Scheme; provided that the Sellers shall procure that for the purposes of calculating such amount each Transferring Member shall be treated as though he or she has at least 2 years' qualifying services (as defined in Section 71 of the 1993 Act under Vendor's Scheme).

    "Transferring Members" means those Pensionable Employees who within 30 days before the Transfer Date:

      (i)  elect to joint the UK Purchaser's Scheme with effect from the Transfer Date; and

      (ii) consent to a transfer payment from the Seller's Scheme to the UK Purchaser's Scheme.

    "Transitional Period" means the period beginning on the day immediately following the Closing Date and ending on the day before the Transfer Date, both days inclusive.

    "Seller's Scheme" means the Covance (1990) Pension Scheme (formerly known as the GH Besselaar Associates LTD (1990) Retirement & Death Benefit Scheme) where the context requires means the trustees of the Seller's Scheme.

    "1993 Act" means the Pension Schemes Act 1993.

    "1995 Act" means the Pensions Act 1995.

    Words and expressions used in Chapters I and IV of Part XIV of ICTA 1988, in the 1993 Act or the 1995 Act have the same meanings when used in this Section 6.03(l).

    The Sellers shall use their reasonable endeavors to procure that:

      (i)  subject to the approval of the Pension Schemes Office of the Inland Revenue (which the Seller and the UK Purchaser shall use their respective best endeavors to obtain), the UK Purchaser shall be allowed to participate in the Sellers' Scheme throughout the Transitional Period, and for this purpose the Sellers' and the UK Purchaser shall and the Sellers' shall procure that the Seller's Scheme shall execute any documents necessary to permit such participation in the Sellers' Scheme; and

      (ii) the Sellers' Scheme shall be maintained in full force and effect in relation to the Pensionable Employees until after the Transfer Date.

    Save with the UK Purchaser's prior written consent, the Sellers shall not do or permit anything which causes directly or indirectly:

      (i)  an amendment to be made to the Sellers' Scheme which would or could adversely affect the Transfer Value; and

      (ii) any alteration to the rate or basis of contributions to, or benefits from, or the other terms on which the UK Purchaser participates in the Sellers' Scheme in respect of the Pensionable Employees.

    The UK Purchaser undertakes that it shall:

      (i)  pay to the Sellers' Scheme the contributions and premiums due and payable in respect of the Transitional Period by, or in respect of, the Pensionable Employees calculated on the same basis as is currently applicable under the rules of the Seller's Scheme to a participating employer in the Sellers' Scheme;

      (ii) comply in all material respects during the Transitional Period with the other provisions of the Sellers' Scheme applicable to it, which are not inconsistent with this Agreement; and

      (iii) not do, or omit to do, any act or thing during the Transitional Period whereby the approval of the Sellers' Scheme as an exempt approved scheme is prejudiced;

    The UK Purchaser shall:

      (i)  on or before the Transfer Date nominate one or more retirement benefit schemes or personal pension schemes which, in the case of a retirement benefit scheme, is approved or capable of approval under Chapter 1 of Part XIV or ICTA 1988 or, in the case of a personal pension scheme, is approved under Chapter IV of Part XIV of ICTA 1988 to which the Purchaser shall contribute at a rate broadly comparable to the rate at which it was required to contribute to the Seller's Scheme Prior to the Transfer Date for a period of twelve months following the Transfer Date;

      (ii) procure that such of the Pensionable Employees as have not ceased to be in the employment of the UK Purchaser, or to accrue benefits under the Sellers' Scheme before the Transfer Date will be offered membership of the UK Purchaser's Scheme with effect from the Transfer Date; and

      (iii) procure that the UK Purchaser's Scheme provides money purchase benefits for a Transferring Member in respect of that part of the Transfer Value received by the UK Purchaser's Scheme which the UK Purchaser's Actuary considers relates to that Transferring Member.

    The Sellers shall use reasonable endeavors to procure that the Sellers' Scheme transfers the Transfer Value to the UK Purchaser's Scheme on the Transfer Date.

    SECTION 6.04  Provisions Related to Swiss Employees.  (a) Benefit Plans in General. Immediately prior to the Closing Date, except as otherwise expressly provided herein, each Transferred Employee who is employed by the Swiss Company or is otherwise employed in Switzerland (the "Swiss Transferred Employees") shall cease to be covered by any benefit plans maintained by the Sellers or their Affiliates (other than those sponsored by the Swiss Company). Beginning on the Closing Date and through December 31, 2001, each Swiss Transferred Employee shall be covered by compensation and benefit plans, programs and arrangements of the Purchasers or their Affiliates including the Swiss Company (the "Swiss Purchaser Benefit Plans"), that shall provide Swiss Transferred Employees with compensation and benefits that, in the aggregate, are substantially comparable to the compensation and benefits enjoyed by the Swiss Transferred Employees immediately prior to the Closing Date but, in no event, shall such compensation and benefit plans, programs and arrangements be less favorable to the Swiss Transferred Employees than those provided to similarly situated employees of the Purchaser (subject, however, to the provisions of Section 6.01 hereof), other than those compensation and benefit plans, programs and arrangements providing for annual cash bonuses or stock options, stock purchase rights or other stock-based compensation. Each Swiss Purchaser Benefit Plan shall grant each Swiss Transferred Employee credit for all employment with the Sellers and their Affiliates for purposes of eligibility, vesting, benefit accrual and seniority under the Swiss Purchaser Benefit Plans.

    (b)  Accident Insurance and Daily Sickness Benefit Insurance.  The Purchasers shall cause the Swiss Company to maintain, for a period of two years following the Closing Date, the policies with Winterthur Versicherungen for the compulsory accident insurance, the additional accident insurance and the daily sickness benefit insurance as they are in force immediately prior to the Closing Date. In particular, the Purchasers shall cause the Swiss Company to pay all and any such premiums and comply with all and any such obligations under these insurance policies which are necessary to maintain the insurance coverage as provided by such policies.

    (c)  Company Pension.  The Purchasers shall cause the Swiss Company to maintain, for a period of two years following the Closing Date, a pension plan for the Swiss Transferred Employees (including the U.S. Transferred Employees and the UK Transferred Employees who are beneficiaries under the Swiss Pension Plans) which is in the aggregate not less favorable than the plan(s) carried and/or funded by the Swiss Company immediately prior to the Closing Date (the "Swiss Pension Plans"). In any event and for an unlimited period of time, the Purchasers shall cause the Swiss Company to maintain a pension plan for the employees of the Swiss Company in accordance with the statutory minimum requirements under Swiss law. In particular, the Purchasers shall cause the Swiss Company to pay any such contributions and make any such deductions for the payment of such contributions as are required under such pension plans and under the law.

    (d)  Severance.  The Purchasers shall assume all Liabilities of the Sellers and their Affiliates under each of the employment and retention agreements (except that the Sellers shall retain the obligation to pay the transaction bonuses under the retention agreements only) listed on Section 6.04(d) of the Disclosure Schedule. The parties intend that the transactions contemplated by this Agreement and, in particular, the transfers of employment contemplated under Section 6.01 should not, and are not intended to, be construed to cause an actual or constructive termination of the employment of any Swiss Transferred Employee or otherwise entitle any such individual to any termination or severance benefits under any agreement, plan, policy, program, practice or other arrangement or any statute or law. The Purchasers agree to take all actions commercially practicable so that such transfers of employment are not construed to cause any such actual or constructive termination of the employment of any Swiss Transferred Employee. Notwithstanding the foregoing, and without limiting the application of any other provision of this Agreement, if the transactions contemplated by this Agreement, including the transfers of employment contemplated under Section 6.01, are construed to cause an actual or constructive termination of the employment of any Swiss Transferred Employee or otherwise entitle any such individual to termination or severance benefits under any agreement, plan, policy, program, practice or other arrangement or any statute or law, the Purchasers shall be solely liable for all termination and severance payments and amounts which become payable to such individuals.

    (e)  Certain Accrued Benefits.  Except as otherwise explicitly provided in this Article VI, the Purchasers shall assume all Liabilities of the Sellers and their Affiliates for compensation and benefits with respect to all Swiss Transferred Employees and persons formerly employed by the Sellers or any of their Affiliates whose principal responsibilities related to the Swiss Company or the Swiss operations of the Business (the "Swiss Former Employees"), for (i) vacation, sick leave and personal time that is accrued but unpaid as of the Closing Date, including overtime compensation, as reflected on the Final Balance Sheet and (ii) other plans and arrangements described in Section 6.04(e) of the Disclosure Schedule, and (iii) any other Liabilities reflected on the Final Balance Sheet and the Purchasers shall take all actions necessary to assume such liabilities, obligations and responsibilities, including the assumption of existing employment and retention agreements and contracts (or the liabilities and obligations thereunder) as set forth in this Section 6.04.

    (f)  Retained Employee Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall retain all Liabilities for and with respect to (i) any workers' compensation claim made by any Swiss Transferred Employee arising from an event, injury or illness occurring prior to Closing and payable pursuant to the terms of any third party payer workers' compensation insurance policy maintained by the Sellers or any Affiliate of the Sellers at the time of such event, injury or illness, except to the extent that such insurance policy is maintained by or assigned to the Purchasers or an Affiliate of the Purchasers or the Swiss Company as of the Closing; (ii) any claim for life insurance, health, dental, medical or similar benefits incurred by a Swiss Transferred Employee prior to the Closing and payable pursuant to the terms of any third party payer insurance policy maintained by the Sellers or their Affiliates in effect at the time such claim was incurred, except to the extent that such claim is covered in full under a third party payer insurance policy maintained by or assigned to the Purchasers or an Affiliate of the Purchasers or the Swiss Company as of the Closing; (iii) any claim for long-term disability benefits by a Swiss Transferred Employee in respect of a continuous, uninterrupted period of absence from work commencing prior to the Closing and payable pursuant to the terms of any third party payer long-term disability insurance policy of the Sellers or an Affiliate of the Sellers in effect as of the last day of such Swiss Transferred Employee's attendance at work for the Sellers or an Affiliate of the Sellers, except to the extent that such insurance policy is maintained by or assigned to the Purchasers or an Affiliate of the Purchasers or the Swiss Company as of the Closing; (iv) the transaction bonuses only under the retention agreements listed on Disclosure Schedule 6.04(d); and (v) plans, programs and arrangements described in Section 6.04(f) of the Disclosure Schedule.

    SECTION 6.05  Employee Year 2000 Bonuses.  The Sellers agree to pay annual bonuses for the 2000 fiscal year ("Year 2000 Bonuses") to the Transferred Employees prior to the Closing in a manner consistent with past practice.

    SECTION 6.06  Employee Visas.  The U.S. Purchaser agrees to file any and all necessary applications and petitions with the Immigration and Naturalization Service, the U.S. Department of Labor and the U.S. Department of State to obtain and maintain temporary work authorization for any Transferred Employee for whom the Sellers are in the process of obtaining or maintaining such authorization at the Closing Date, as well as obtain and maintain any application for permanent resident status for any Transferred Employee for whom the Sellers are in the process of obtaining or maintaining such status at the Closing Date.

    SECTION 6.07  Cooperation.  (a) The Sellers and the Purchasers agree to cooperate and to take all steps as shall be reasonably necessary between the date of this Agreement and the Closing Date to effect the provisions of this Article VI. In addition, the Sellers agree to provide the Purchasers with such employment records as shall be reasonably necessary to permit the Purchasers to calculate any benefits for Transferred Employees contemplated by this Article VI.

    (b) The Purchasers shall reimburse Sellers for any administrative expenses they incur after the Closing Date with respect to benefits for the Transferred Employees, including without limitation, costs incurred under the Seller DC Plan with regard to the transfer of assets described in Section 6.02(g).

    SECTION 6.08  Employee Benefits Indemnity.  The Purchasers shall indemnify and hold the Sellers harmless from any Losses the Sellers may incur as a result of (i) the Purchasers' failure to honor any obligation expressly assumed under this Article VI by the Purchasers or a breach by the Purchasers of any covenant of the Purchasers set forth in this Article VI and (ii) any actions taken by the Purchasers with respect to any Transferred Employee on or after the Closing Date.

ARTICLE VII

TAX MATTERS

    SECTION 7.01  Indemnity.  (a) The Sellers shall be responsible for, and shall jointly and severally indemnify and hold harmless the Purchasers and their subsidiaries against the following Taxes (except to the extent such Taxes are included as an accrued liability in determining the Final Working Capital and except as otherwise provided in Section 7.09), against, any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) with respect to taxable periods ending on or before the Closing Date, Taxes imposed on the Sellers, any Company, the Subsidiary, or in respect of the Business (including, without limitation, Taxes so imposed as a result of cancellation of any inter-company indebtedness as contemplated by this Agreement); (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on either Seller, either Company or the Subsidiary or in respect of the Business which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the Closing Date; (iii) Taxes for which the Company or the Subsidiary may be held liable as a result of being, prior to Closing, a member of any combined, consolidated, unitary, affiliated or other similar group for purposes of filing Returns or paying Taxes, or as a result of being a transferee or successor of another person; (iv) Taxes imposed for Tax periods ending on or before the Closing Date and resulting from the inaccuracy of any representation or warranty contained in Section 3.21 of this Agreement (other than clauses (v), (vii), (viii) and (ix) of Section 3.21(a)), (v) Taxes resulting from the inaccuracy of any representation or warranty contained in clauses (v), (vii), (viii) or (ix) of Section 3.21(a); (vi) all Taxes attributable to the Assets or the Business as conducted by CCPS, relating to any taxable period, or any portion thereof, ending on or prior to the Closing Date; and (vii) Taxes resulting from a breach of any representation, warranty or covenant made by the Sellers under this Article VII. The Purchasers shall be responsible for, and shall jointly and severally indemnify and hold harmless the Sellers against, any and all Taxes and associated expenses (A) imposed on the Companies or the Business for all periods (or portions thereof in the case of a Straddle Period (as defined below)) beginning after the Closing Date, except to the extent such Taxes are otherwise the responsibility of the Sellers under this Agreement, (B) resulting from a breach of any representation, warranty or covenant made by the Purchaser under this Article VII, and/or (C) resulting from the failure by any of the U.S. Company, the Swiss Company or the Subsidiary, as applicable, to pay after the Closing Date Taxes included as an accrued liability in determining the Final Working Capital.

    (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date ("Straddle Period"), the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be deemed equal to:

      (i)  in the case of Taxes (including property Taxes) imposed on a periodic basis, the amount that would be payable if such Taxes were imposed on a per diem basis, that is, the amount of such Taxes for the entire taxable period, multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date, and the denominator of which is the number of calendar days in the entire taxable period; and

      (ii) in the case of all other Taxes, the amount that would be payable if the taxable year ended on the Closing Date.

    SECTION 7.02  Tax Covenants.  (a) The Purchasers (i) will not effect any transactions after the Closing, on the Closing Date, outside the ordinary course of business (other than any such transactions required by this Agreement) that could result in Tax liability to the Sellers or their Affiliates in excess of Tax liability associated with the conduct of business in the ordinary course; (ii) will not make any election under Section 338 of the Code (or under any analogous or similar rules in any other Tax jurisdiction) with respect to the purchase of the Shares under this Agreement; (iii) unless otherwise required by applicable law or permitted under this Agreement, will not make or change any tax election, change the Tax treatment of any item, or change the tax accounting method, amend any Return, or take any other similar action that will result in any material increase in the Tax liability of the Sellers, either Company, the Subsidiary or the Business as conducted by CCPS in respect of any taxable period ending on or before the Closing Date, and (iv) will forego and otherwise relinquish (and cause any Company to forego and otherwise relinquish), by way of election or otherwise, any carryback of any net operating loss or other Tax attribute to any taxable period ending on or before the Closing Date, and will elect under Section 172(b)(3) of the Code (or under any analogous or similar rules in any other Tax jurisdiction) to relinquish the entire carryback period, unless the Purchasers are not permitted to forego or otherwise relinquish such Tax attribute under applicable law.

    (b) The Sellers will not make or change any tax election, change the Tax treatment of any item, or change the tax accounting method, amend any Return, or take any other similar action that will result in any material increase in the Tax liability of the Purchasers, either Company, the Subsidiary or the Business as conducted by CCPS in respect of any taxable period ending after the Closing Date, unless required by applicable law or permitted under this Agreement.

    (c) CCPS and the UK Purchaser (i) shall use reasonable endeavors to procure that the sale of the Business as conducted by CCPS and the Assets is treated for the purposes of section 49(1) of the United Kingdom Value Added Tax Act 1994 ("VATA 1994") and article 5 of the United Kingdom Value

Added Tax (Special Provisions) Order 1995 S1 1995/1268, as a transfer of a business as a going concern; (ii) shall each use all reasonable endeavors to secure that the sale of the Assets is treated as neither a supply of goods nor a supply of services for the purposes of value added tax; and (iii) shall each comply with any notification requirements resulting from the sale of the Business as conducted by CCPS and the Assets, as required by Schedule 1 to the VATA 1994 or as otherwise required by law. CCPS undertakes that it will not make an election to waive exemption under paragraph 2 of Schedule 10 to the VATA 1994 in respect of the Horsham Facility with effect from any date on or before Closing.

    SECTION 7.03  Returns.  From the date of this Agreement through and after the Closing Date, the Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner (taking into account all applicable extensions) all Returns relating to the Companies, the Subsidiary, and the Business that are due on or before or relate to any taxable period ending on or before the Closing Date. The Purchasers shall do the same for Returns relating to the Companies, the Subsidiary, and the Business with respect to any taxable period beginning after the Closing Date, and for any Straddle Period. All Returns of the Companies, the Subsidiary, and the Business not yet filed for any taxable period that begins before the Closing Date, and Returns for any Straddle Period, shall be prepared in a manner consistent with past practice with respect to such entities and the Business, as applicable (except to the extent there is no reasonable basis in Law for a position taken in such Return). With respect to any Return for any Straddle Period, or any other Return required to be filed by the Purchasers or the Sellers with respect to a Company, the Subsidiary, or the Business, and as to which an amount of Tax is allocable to the non-filing party under Section 7.01(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Return and a statement certifying the amount of Tax shown on such Return that is allocable to such other party pursuant to Section 7.01(b), together with appropriate supporting information and schedules at least thirty (30) days prior to the due date (including any extension thereof) for the filing of such Return, and such other party and its authorized representatives shall have the right to review and comment on such Return and statement prior to the filing of such Return. The Sellers and the Purchaser agree to consult and resolve in good faith any dispute arising out of any such Return. In the event the parties are unable to resolve any dispute within twenty (20) days following the delivery of such Return to the other party, the parties shall resolve their dispute by requesting that the International Accounting Firm resolve any issue before the due date of such Return, in order that such Return may be timely filed. The scope of the International Accounting Firm's review shall be limited to the disputed items. The Sellers shall pay one-half, and the Purchasers shall pay one-half, of the International Accounting Firm's fees and expenses. With respect to any Return, other than for a Straddle Period, not yet filed as of the Closing Date (other than U.S. federal income tax Returns and Returns for CCPS that do not relate to the Business on a stand-alone basis), the Sellers shall deliver such Returns to the Purchasers at least twenty (20) Business Days prior to the due date (including extensions) for filing of such Returns, for the Purchasers' review and consent to filing, which consent shall not be unreasonably withheld.

    SECTION 7.04  Filing of Amended Returns.  The Sellers shall be responsible for filing, and shall file, any amended consolidated, unitary or other combined Returns relating to the Companies, the Subsidiary or the Business for taxable periods ending on or before the Closing Date, that are required as a result of examination adjustments made by the IRS or by the applicable state, local or foreign Tax authorities for such taxable years as finally determined. The Sellers shall deliver such Returns to the Purchasers at least twenty (20) Business Days prior to the due date (including extensions) for filing of such Returns, for the Purchasers' review and consent to filing, which consent shall not be unreasonably withheld. For those jurisdictions in which separate Returns are filed by the Companies, the Subsidiary or the Business, any required amended Returns for taxable periods ending on or before the Closing Date resulting from such examination adjustments, as finally determined, shall be prepared by the Sellers and furnished, at least twenty (20) Business Days prior to the due date for filing such Tax

Returns, to the Companies (and the Subsidiary, as applicable) for review, consent (which consent shall not be unreasonably withheld), signature and filing. The Purchasers shall not file, or permit any Company, the Subsidiary or the Business to file, an amended Return for a Straddle Period without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

    SECTION 7.05  Refunds and Credits.  Except for the amount of any Tax refund or credit (or interest with respect thereto) utilized to reduce the amount of Taxes included as an accrued liability in determining the Final Working Capital, any Tax refund or credit (including by way of offset), or any interest with respect thereto, relating to the Sellers, any Company, the Subsidiary or the Business for any taxable period ending on or before the Closing Date (net of any Taxes indemnified against by the Sellers in Article VII and any Tax cost or other reasonable out-of-pocket expense to any Purchaser or Affiliate of a Purchaser with respect to the receipt or accrual of such refund or interest, or the use of such credit) shall be the property of the Sellers, and if received by the Purchasers or any of their Affiliates shall be payable promptly to the Sellers (other than any Claims for refund resulting from a carryback of an item generated in a taxable period beginning after the Closing Date, for which an election to relinquish or forego is not permitted under applicable law). The Purchasers shall permit the Sellers, at the Sellers' expense, to direct the prosecution of any such refund claim and, where deemed appropriate by the Sellers, shall authorize by appropriate powers of attorney such Persons as the Sellers shall designate as representatives with respect to such refund claim, unless such permission or authorization would reasonably be expected to have a materially adverse effect on the tax liability of any Purchaser, any Company or the Subsidiary with respect to any taxable period after the Closing Date. Any Tax refund or credit (including by way of offset), or any interest with respect thereto, relating to any Company, the Subsidiary or the Business for any taxable period beginning after the Closing Date and any refund or credit arising from the carryback of any item of loss, deduction or credit attributable to any taxable period (or portion thereof) beginning after the Closing Date (in each case net of any Taxes indemnified against by the Purchasers in Article VII and net of any Tax cost or other reasonable out-of-pocket expenses to any Seller or any Affiliate of the Sellers with respect to the receipt or accrual of such refund or interest, or the use of such credit) shall be the property of the Purchasers, and if received by the Sellers or any Affiliate of the Sellers shall be payable promptly to the Purchasers, provided that the Purchasers shall not carry back any such item without the written consent of the Sellers, which consent shall not be unreasonably withheld. Any Tax refund or credit (including by way of offset), or any interest with respect thereto, relating to any Company, the Subsidiary or the Business for any Straddle Period shall be shared equitably between the Sellers and the Purchasers. In the event that the amount actually paid by the Purchasers on account of Taxes included as an accrued liability in determining the Final Working Capital is materially less than the amount originally utilized in making such determination, the Purchaser shall promptly refund the difference to the Parent, to the extent that such difference is not attributable to any item of loss, deduction or credit attributable to any taxable period (or portion thereof) beginning after the Closing Date.

    SECTION 7.06  Contests.  (a) After the Closing, the Purchasers shall promptly notify the Sellers in writing of any written notice of a proposed assessment or claim made by any Tax authority in an audit or administrative or judicial proceeding, or otherwise, which, if successful, would be grounds for indemnification by the Sellers under this Article VII ("Tax Claim"). If notice of a Tax Claim is not given to the Sellers promptly after receipt by the Purchasers, or in reasonable detail to inform the Sellers of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Sellers shall not be liable to the Purchasers, to the extent that either Seller's position is actually prejudiced as a result of a failure to so promptly notify or inform.

    (b) In the case of a Tax Claim that relates to periods ending on or before the Closing Date, the Sellers shall have the right at their expense to participate in and control the conduct of all proceedings in connection with such Tax Claim (including selection of counsel), provided, however, that the Sellers shall not settle or otherwise compromise such Tax Claim without the Purchasers' consent, which consent shall not be unreasonably withheld. If the Sellers do not elect to contest any such audit or proceeding, the Purchasers may defend the same in such manner as they may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to the Sellers setting forth the terms and conditions of settlement.

    (c) With respect to issues relating to a potential adjustment for which both a Seller and a Purchaser, a Company or the Subsidiary could be liable, (i) each party may participate in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment, except that neither party shall settle or otherwise compromise such adjustment without the consent of the other party, which consent shall not be unreasonably withheld. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VII by the Purchasers and the Sellers.

    SECTION 7.07 Time of Payment. Payment by an indemnitor of any amounts due under this Article VII in respect of Taxes shall be made not more than five Business Days following written notice by the indemnitee that payment of an indemnified amount is due to the appropriate Tax authority or other appropriate party, provided that, in the case of any payment due to a Tax authority, the indemnitor shall not be required to make any payment earlier than two Business Days before it is due to such Tax authority. In the case of a Tax that is contested in accordance with the provisions of Section 7.06 (other than a Tax contested in any administrative or judicial proceeding in which the Tax contested must be paid prior to, or upon commencement of, or during, such proceeding), payment of the Tax to the appropriate Tax authority will not be considered to be due earlier than the date a final determination has been made as defined in Section 1313(a) of the Code, or as finally determined pursuant to any similar rule or provision of any relevant applicable Tax laws of any state, local, foreign, or other tax jurisdiction. If liability under this Article VII is in respect of costs or expenses other than Taxes, payment by the Sellers of any amounts due under this Article VII shall be made not more than five Business Days after the date when the indemnitor is obligated to make an indemnity payment under this Article VII and is provided with calculations or other materials supporting such liability.

    SECTION 7.08 Cooperation and Exchange of Information. (a) Upon the terms set forth in Section 5.02, the Sellers and the Purchasers will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing information necessary to claim the exclusion described in Section 959(e) of the Code and copies (or originals, if required by applicable law) of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities, provided, however, that nothing in this Agreement shall require the Sellers or the Purchasers to provide copies or other information relating to their consolidated or combined Returns, except insofar as they relate to the Companies, the Subsidiary and the Business, determined on a stand-alone basis, provided, however, that the requesting party will reimburse the other party for any significant out-of-pocket incremental expenses reasonably incurred by the non-requesting party in furnishing the requested information or cooperation. The Sellers shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of the Sellers and the Purchasers shall retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies, the Subsidiary or the Business for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Returns. Any information obtained under this Section 7.08 shall be kept confidential in accordance with Section 5.03 except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding, or required by applicable law.

    (b) CCPS shall, as soon as reasonably practicable following Closing, deliver to the UK Purchaser all records required by section 49 of the VATA 1994 to be maintained by the UK Purchaser, and the UK Purchaser shall, for a period of six years from Closing (or such longer period as may be required by English law) allow (upon reasonable notice being given by CCPS to the UK Purchaser) CCPS or its authorized agents reasonable access to such records for inspection or copying. CCPS agrees to provide to the UK Purchaser in writing, within 30 days of a written request made by the UK Purchaser, such information as the UK Purchaser may require for the purposes of complying with its obligations in relation to value added tax in respect of the Business conducted by CCPS and the Assets, in particular under Part XV of the Value Added Tax Regulations 1995 as amended ("the VAT Regulations") (capital goods scheme). CCPS warrants that, to the best of its knowledge and belief, such information will, when it is provided, be true and accurate in all respects and acknowledges that the UK Purchaser will rely on such information in complying with the VAT Regulations in respect of any future disposal, transfer, dealing or use of the Assets. CCPS agrees to retain all such documents and records not delivered to the UK Purchaser necessary for providing the information referred to in the preceding sentence.

    SECTION 7.09 Conveyance Taxes. (a) The Sellers shall pay and be liable for one-half, and the Purchasers shall pay and be liable for one-half, of any and all sales, use, transfer (including, without limitation, realty and personalty transfer Taxes), stock transfer, and stamp taxes, recording, registration, conveyance and any similar non-income Taxes which become payable in connection with the purchase and sale of the U.S. Shares, the Swiss Shares, the Subsidiary, the Assets, and any other items of the Business (including any Pennsylvania real property) transferred hereunder, as contemplated by this Agreement. The Purchasers, with the assistance of the Sellers, shall file such applications and documents as shall permit any such Tax to be duly and timely assessed and paid in accordance with the applicable law. The Purchasers and the Sellers shall execute and deliver all instruments and certificates necessary to enable the parties to comply with the foregoing. The Purchasers shall complete and execute a resale or other exemption certificate, to the extent applicable, with respect to the inventory items sold hereunder, and shall provide the Sellers with an executed copy thereof.

    (b) Notwithstanding Section 7.09(a) of this Agreement, if H.M. Customs & Excise in the United Kingdom determines that VAT is payable on any transfer under this Agreement, the UK Purchaser shall pay to CCPS by way of additional purchase price a sum equal to the amount of VAT which it has been determined is payable on the transfer of the Business as conducted by CCPS and the Assets, and any penalty or interest incurred by CCPS for late payment thereof arising as a direct result of any action, delay or default by the UK Purchaser, unless such action is required by this Agreement, in which case such penalty or interest shall be borne equally by the Sellers and the Purchasers, or such delay or default is caused by any action, delay, or default by any Seller or any of its Affiliates, in which case such penalty or interest shall be borne by the Sellers. The UK Purchaser shall make such payment within 7 days against delivery by CCPS of an appropriate tax invoice for VAT purposes. Should the UK Purchaser be unable to recover or receive credit for any of the amount paid to satisfy this VAT obligation, CCPS agrees to bear one-half of such amount. Should the UK Purchaser require a payment from CCPS for this purpose, the UK Purchaser will submit to CCPS a request for such payment, accompanied by documentation reflecting the UK Purchaser's inability to recover the amount of VAT for which it is making that request. CCPS will pay one-half of the amount of VAT that has not been recovered within 7 days of receipt of the request and documentation.

    SECTION 7.10 Miscellaneous. (a) The Sellers and the Purchasers agree to treat all payments made by either to or for the benefit of the other (including any payments to the Sellers or any Company) under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes, and such treatment shall govern for purposes hereof, unless otherwise determined as a result of the final determination by any applicable judiciary or Tax authority

    (b) Notwithstanding any provision in this Agreement to the contrary, the representations and warranties set forth in Section 3.21 and this Article VII shall survive until the expiration of 120 days following the expiration of the applicable statute of limitations with respect to the Tax matters in question (giving effect to any waiver, mitigation or extension thereof).

    (c) For purposes of this Article VII, "the Purchasers" and "the Sellers", respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member.

    (d) The Parent shall deliver, or cause to be delivered, to the Purchaser at Closing a certification of non-foreign status in accordance with Code Section 1445(b) and the Treasury Regulations thereunder.

    (e) The Sellers shall cause the provisions of any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement to which any of the Companies or the Subsidiary is a party to be terminated on or before the Closing Date, and no payment shall be required to be made under any such agreement after the Closing.

    (f) Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to designate more than one entity to be the UK Purchaser. If there is more than one entity so designated or if any such entity is not organized under the laws of the United Kingdom, the Purchaser shall indemnify and hold CCPS harmless against any additional Taxes (including amounts otherwise allocable to the Sellers under Sections 7.01 or 7.09) incurred by CCPS (together with any associated professional expenses reasonably incurred by CCPS) to the extent such additional Taxes would not have been incurred had the UK Purchaser been a single entity organized under the laws of the United Kingdom.

ARTICLE VIII

TRANSFER OF THE HORSHAM FACILITY

    SECTION 8.01  Definitions.  In this Article, the following terms shall have the following meanings:

    "Assurance" means the transfer of the Horsham Facility to the UK Purchaser.

    "Deeds and Documents" means the deeds and documents relating to the Horsham Facility, particulars of which are set out in Section 8.01 of the Disclosure Schedule.

    SECTION 8.02 National Conditions. (a) The National Conditions are deemed to be incorporated in this Agreement as varied by it and insofar as they are applicable to a sale by private treaty and are not inconsistent with the other conditions (including this condition) of this Agreement. The National Conditions are varied as follows:

  (i)
  In the construction of the National Conditions "purchase price" and "purchase money" mean (in relation to the Horsham Facility) the part of the Purchase Price (if any) allocated to the Horsham Facility;

  (ii)
  National Conditions 2, 4, 5, 7, 8 and 15 are deleted;

  (iii)
  National Condition 6(4) is deleted and replaced by:

    "For the purpose of apportioning income and outgoings it is to be assumed that they accrue at an equal daily rate throughout the period to which they relate and in the case of annual rents this period shall be 365 days (whether or not the rent is payable quarterly)"; and

  (iv)
  in National Condition 13(1) the words "and of a statutory" to the end of that paragraph are deleted.

    SECTION 8.03 Title. (a) Title to the Horsham Facility is registered at H M Land Registry and the title and the registered proprietor are set out in Section 8.03 of the Disclosure Schedule of this Article VIII and title shall be deduced in accordance with Section 110 of the Land Registration Act 1925.

    (b) Title having been deduced to the Purchasers' solicitors by office copy entries dated 28 November, 2000 prior to the date of this Agreement, the UK Purchaser shall be deemed to purchase with full knowledge of the title in all respects and shall raise no requisitions or objections in relation to any matter prior to that date.

    SECTION 8.04 Sale and Purchase. CCPS shall sell and the Purchaser shall cause the UK Purchaser to purchase the Horsham Facility and CCPS shall sell with full title guarantee subject to the terms of this Agreement.

    SECTION 8.05 Matters affecting the Horsham Facility. (a) The Horsham Facility is sold and will be transferred subject to and where appropriate with the benefit of:

  (i)
  all outgoings affecting the Horsham Facility;

  (ii)
  the exceptions reservations rights covenants conditions agreements stipulations provisions and other matters (other than charges to secure the repayment of money) contained or referred to in the Registers of title and contained or referred to in the Deeds and Documents;

  (iii)
  all easements and quasi-easements and public and private rights of way and all other rights of way an all other rights privileges and liabilities (if any) affecting the Horsham Facility;

  (iv)
  all local land charges and all matters capable of registration as local land charges affecting or relating to the Horsham Facility;

  (v)
  all actual or proposed notices orders demands directions requirements charges restrictions conditions agreements proposals or other matters affecting or relating to the Horsham Facility (whether or not registered or capable of registration before the date of this Agreement) given or made by any Government Department statutory undertaker public local authority or other competent authority; and

  (vi)
  all matters which are (or would if the title to the Horsham Facility were registered be) overriding interests under Section 70(1) of the Land Registration Act 1925.

    (b) The UK Purchaser shall be deemed to have notice of the matters referred to in this Article VIII and shall raise no requisition or objection in relation to them.

    SECTION 8.06 Deed of Covenant. The Purchaser shall cause the UK Purchaser to enter into a deed of covenant (the "Deed of Covenant") in favor of McGaw Inc., in the form of the deed of covenant attached hereto as Exhibit 8.06. The Purchaser agrees to cause the UK Purchaser to enter into the Deed of Covenant as of the Closing.

    SECTION 8.07 Assurance. (a) The Assurance shall be prepared in duplicate at the expense of the Purchaser and the Purchaser shall arrange for the duplicate to be stamped and denoted at the Purchaser's expense and returned to the CCPS solicitors within ten Business Days of the Closing Date.

    (b) The Assurance shall contain a covenant by the UK Purchaser with CCPS that the UK Purchaser and its successors in title will observe and perform the covenants, stipulations, obligations, restrictions, and other matters which fall to be observed and performed by CCPS contained or referred to in the entries (other than those relating to charges to secure the repayment of money) appearing in the Registers of title and in the Deeds and Documents and the Purchaser shall cause the UK Purchaser to indemnify and keep indemnified CCPS against all demands, claims, losses, damages, costs, expenses and other liabilities whatsoever suffered or sustained by CCPS as a result of a breach of non-performance or non-observance of the same.

    SECTION 8.08 Warranties. The provisions of this Article VIII shall not affect or prejudice the warranties given in Article III of this Agreement.

    SECTION 8.09 Planning Permissions. CCPS will assign to the UK Purchaser all rights of CCPS in respect of the drawings and other materials or subject of any unimplemented planning permission obtained or in the course of being obtained by or on CCPS' behalf and will procure that the UK Purchaser is granted a royalty-free license by any architect or other party to use those drawings and materials.

ARTICLE IX

CONDITIONS TO CLOSING

    SECTION 9.01 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

    (a) Representations, Warranties; Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date which shall be true and correct in all material respects as of the date made, except as would not, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated by this Agreement); provided, however, that if any portion of any representation or warranty is already qualified by materiality or similar qualifiers, for purposes of determining whether this Section 9.01(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects; the covenants and agreements contained in this Agreement to be complied with by the Purchasers on or before the Closing shall have been complied with in all material respects, and the Sellers shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

    (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares and the Assets contemplated hereby shall have expired or shall have been terminated; and

    (c) No Proceeding or Litigation. No injunction shall have been issued by any Governmental Authority against the Sellers or the Purchasers, seeking to restrain or prevent the transactions contemplated by this Agreement or the Ancillary Agreements.

    SECTION 9.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

    (a) Representations, Warranties; Covenants. The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date which shall be true and correct in all material respects as of the date made, except as would not, individually or in the aggregate, result in a Material Adverse Effect); provided, however, that if any portion of any representation or warranty is already qualified by Material Adverse Effect, for purposes of determining whether this Section 9.02(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects; the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Sellers to such effect signed by a duly authorized officer thereof;

    (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares and the Assets contemplated hereby shall have expired or shall have been terminated;

    (c) No Proceeding or Litigation. No injunction shall have been issued by any Governmental Authority against either the Sellers or the Purchasers, seeking to restrain or prevent the transactions contemplated by this Agreement or the Ancillary Agreements;

    (d) Deed of Variation. CCPS shall obtain a waiver or release executed as a deed by Horsham District Council as local planning authority that notwithstanding clause 2(i) of the Agreement dated January 28, 1993 between Norton Healthcare Limited and Horsham District Council, CCPS and its successors in title shall be entitled to share occupation or grant a lease of part of the Horsham Facility for a period of up to two years from the date of any transfer by CCPS or their successors in title of the Horsham Facility; and

    (e) Payments. The Parent shall have paid on or prior to Closing the payments listed in Section 9.02(e) of the Disclosure Schedule.

ARTICLE X

INDEMNIFICATION

    SECTION 10.01 Survival of Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall survive the Closing until March 15, 2002; provided, however, that (a) the representations and warranties contained in Section 3.21 and Article VII shall survive as provided in Section 7.10, (b) the representations and warranties contained in Section 3.20 related to ERISA shall survive the Closing until the applicable period under the statute of limitations therefor has expired, (c) the representations and warranties contained in Section 3.15 shall survive the Closing until March 15, 2005, and (d) the representations and warranties in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06 and 3.07 shall survive the Closing indefinitely.

    SECTION 10.02 Indemnification by the Sellers. The Sellers agree, subject to the other terms and conditions of this Agreement, to jointly and severally indemnify the Purchasers and hold the Purchasers harmless for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses incurred to investigate any such liability or to defend any action relating thereto) (hereinafter a "Loss") actually suffered or incurred by the Purchasers, arising out of or resulting from:

  (i)
  the breach of any representation, warranty, covenant or agreement of the Sellers herein or in any Ancillary Agreement; and

  (ii)
  the Excluded Liabilities.

    SECTION 10.03 Indemnification by the Purchaser. The Purchaser agrees, subject to the other terms and conditions of this Agreement, to indemnify the Sellers and hold the Sellers harmless for any and all Losses arising out of or resulting from:

  (i)
  the breach of any representation, warranty, covenant or agreement of the Purchasers herein or in any Ancillary Agreement;

  (ii)
  any and all Losses suffered or incurred by either of the Sellers by reason of or in connection with any claim or cause of action of any third party to the extent arising out of or resulting from the operation of the Business or the ownership, possession or operation of any Asset or any of the assets or properties of any of the Companies or the Subsidiary after the Closing, except for any Losses with respect to which the Sellers are obligated to indemnify the Purchaser under Section 10.02, Article VII or Article VIII; and

  (iii)
  the Assumed Liabilities.

    SECTION 10.04 Limits on Indemnification. (a) Notwithstanding anything to the contrary contained in Article X, the Sellers shall not be required to indemnify, defend or hold harmless the Purchasers against or reimburse the Purchasers for any Loss pursuant to Section 10.02, unless (i) the Purchasers have notified the Sellers in writing in accordance with Section 10.05 within the applicable survival period, if any, set forth in Section 10.01, and (ii) the aggregate of all of the Purchasers' Losses under Section 10.02 exceeds $3 million (in which event the Sellers shall be liable only for the excess of such Losses over $3 million); provided, however, that in no event shall the aggregate liability of the Sellers under this Agreement and the Ancillary Agreements exceed an amount equal to $137.5 million.

    (b) Notwithstanding anything to the contrary contained in Article X, the Sellers shall not be required to indemnify, defend or hold harmless the Purchasers against or reimburse the Purchasers for any Losses pursuant to Section 10.02(i) in connection with any failure by the Sellers to perform any of their covenants or agreements under Section 5.01 and Section 5.02(a), if any such claim or demand otherwise was raised in the Dispute Notice (whether or not accepted) in connection with the Purchase Price adjustment procedures set forth in Section 2.10.

    (c) Notwithstanding the foregoing, the limits on indemnification contained in this Section 10.04 shall not apply to any Losses arising from (i) a misrepresentation or breach of warranty by the Sellers contained in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.07, 3.22 and 3.23, (ii) a breach of covenant or agreement by the Sellers under this Agreement or (iii) the Excluded Liabilities.

    SECTION 10.05 Notice and Defense of Claims. (a) Any party seeking indemnification pursuant to Section 10.02 or 10.03 above (an "Indemnified Party") shall give prompt notice to the Sellers, if pursuant to Section 10.02 or to the Purchaser if pursuant to Section 10.03 (each, as is applicable, the "Indemnifying Party") of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Indemnifying Party under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party prompt notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure.

    (b) The Indemnifying Party shall have the right to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party may participate in such defense, but in any such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless such settlement involves only the payment of money or involves a full and unconditional release of the Indemnified Party.

    (c) If the Indemnifying Party shall fail to undertake any such defense, the Indemnified Party shall have the right to undertake the defense thereof, at the Indemnifying Party's expense. In the event the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. If the Indemnified Party assumes the defense against any such Third Party Claim and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and shall not settle any such Third Party claim without the written consent of the Indemnifying Party which consent shall not be unreasonably withheld, (and if unreasonably withheld, the Indemnifying Party shall be liable for any amounts paid by the Indemnified Party to settle such claim which exceeded the amount that would have been paid to settle such claim had the Indemnifying party reasonably granted such consent), and the Indemnifying Party shall have the right to assume or reassume the defense of such claim or proceeding.

    SECTION 10.06 Tax Matters. Anything in this Article X (except for the specific reference to Tax matters in Section 10.01) to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VII.

    SECTION 10.07 Exclusive Remedies. Except as set forth in this Agreement, neither party is making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party, after the consummation of the purchase and sale of the Shares and the Assets contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, each party's sole and exclusive remedy following the Closing for any breach of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement by any party shall be determined in accordance with this Article X or Article VII with respect to Tax matters.

ARTICLE XI

TERMINATION AND WAIVER

    SECTION 11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

  (i)
  by either the Sellers or the Purchaser if the Closing shall not have occurred by March 31, 2001 (the "Termination Date"); or

  (ii)
  by the Sellers, if the Purchasers materially breach this Agreement such that the closing conditions set forth in Section 9.01(a) would be incapable of being satisfied by the Termination Date; or

  (iii)
  by the Purchaser, if the Sellers materially breach this Agreement such that the closing conditions set forth in Section 9.02(a) would be incapable of being satisfied by the Termination Date; or

  (iv)
  by either the Purchaser or the Sellers, in the event that an injunction is issued by any Governmental Authority against either the Sellers or the Purchaser, restraining, preventing or otherwise prohibiting the transactions contemplated by this Agreement or the Ancillary Agreements, and such injunction shall have become final and nonappealable; or

  (v)
  by the mutual written consent of the Sellers and the Purchaser.

    SECTION 11.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.01, (a) this Agreement shall forthwith become void, except as set forth in Section 5.03 and Article XII, and (b) there shall be no liability on the part of any party hereto, except that nothing herein shall relieve any party from liability for any breach of this Agreement.

    SECTION 11.03 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XII

GENERAL PROVISIONS

    SECTION 12.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that in no event will any of the Companies or the Subsidiary bear or be charged with any such costs or expenses.

    SECTION 12.02 Currency. All references to currency, monetary values and dollars set forth herein shall mean United States dollars and payments hereunder shall be made in United States dollars.

    SECTION 12.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

      (a) if to the Sellers:

      Covance Inc.
      210 Carnegie Center
      Princeton, New Jersey 08540-6233
      Telecopy: (609) 951-0856
      Attention: Chief Financial Officer and General Counsel

      with a copy to:

      Shearman & Sterling
      599 Lexington Avenue
      New York, New York 10022
      Telecopy: (212) 848-7179
      Attention: Creighton Condon, Esq.

      (b) if to the Purchasers:

      Fisher Scientific International Inc.
      Liberty Lane
      Hampton, New Hampshire 03842
      Telecopy: (603) 929-2703
      Attention: Vice President, General Counsel

      with a copy to:

      Debevoise & Plimpton
      875 Third Avenue
      New York, New York 10022
      Telecopy: (212) 909-6836
      Attention: Raman Bet-Mansour, Esq.

    SECTION 12.04 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to and prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement. Notwithstanding the foregoing, where an announcement is required by law or stock exchange rules, the party required to make such an announcement shall notice the other of such (and provide a copy of such to the other party) as soon as practicable in advance of such announcement and, to the extent practical, take the views of the other party in respect of such announcement into account prior to making such announcement.

    SECTION 12.05 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 12.06 Time of Date. Where it is necessary to determine the time on a specified date when an asset is transferred, a liability assumed, a risk passes or a calculation is made, that time shall be at the close of business on such date.

    SECTION 12.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

    SECTION 12.08 Entire Agreement This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Sellers and the Purchasers with respect to the subject matter hereof.

    SECTION 12.09 Assignment. This Agreement may not be assigned without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers and the Purchaser); except that the Purchaser may, by written notice to the Sellers, designate any subsidiary organized in Delaware as the U.S. Purchaser, any subsidiary organized in Switzerland as the Swiss Purchaser, and any subsidiary as the UK Purchaser (subject to Section 7.10(f)), it being understood that the Purchaser shall be jointly and severably liable with each such other Purchaser for the performance of the Purchasers obligations hereunder.

    SECTION 12.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any Transferred Employee any union or any employee or former employee of the Sellers, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

    SECTION 12.11 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 11.03.

    SECTION 12.12 Governing Law. This Agreement (other than Article VIII and Section 5.09, which shall be governed by the laws of England) shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.

    SECTION 12.13 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby and for any counterclaim therein.

    SECTION 12.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 12.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity without the necessity of demonstration the inadequacy of monetary damages.

    IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COVANCE INC.
By:	/s/ CHARLES C. HARWOOD Name: Charles C. Harwood, Jr. Title: Corporate Senior Vice President
COVANCE CLINICAL AND PERIAPPROVAL SERVICES LTD.
By:	/s/ ALAN HORGAN Name: Alan Horgan Title: Director
FISHER SCIENTIFIC INTERNATIONAL INC.
By:	/s/ ROBERT J. GAGALIS Name: Robert J. Gagalis Title: Vice President Finance

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ASSET AND STOCK PURCHASE AGREEMENT Between COVANCE INC. and COVANCE CLINICAL AND PERIAPPROVAL SERVICES LTD. and FISHER SCIENTIFIC INTERNATIONAL INC. Dated as of December 21, 2000
W I T N E S S E T H:
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI EMPLOYEE MATTERS
ARTICLE VII TAX MATTERS
ARTICLE VIII TRANSFER OF THE HORSHAM FACILITY
ARTICLE IX CONDITIONS TO CLOSING
ARTICLE X INDEMNIFICATION
ARTICLE XI TERMINATION AND WAIVER
ARTICLE XII GENERAL PROVISIONS